Exhibit 2.1
EXECUTION VERSION

DATED	27 AUGUST 2019
(1) THE HAIN CELESTIAL GROUP, INC.
- and -
(2) EBRO FOODS S.A.
AGREEMENT
relating to
the sale and purchase of the
Tilda Group Entities and certain other assets

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE	9

3.	CONSIDERATION	10

4.	COMPLETION	11

5.	PURCHASER WARRANTIES AND UNDERTAKINGS	12

6.	SELLER'S WARRANTIES AND UNDERTAKINGS	13

7.	SELLER LIMITATIONS	14

8.	RESTRICTIVE COVENANTS	14

9.	CONFIDENTIALITY AND ANNOUNCEMENTS	15

10.	SELLER GROUP NAMES AND MARKS	17

11.	PURCHASER GROUP NAMES AND MARKS	18

12.	INDEMNITIES	18

13.	ACCESS TO INFORMATION AND FILINGS	22

14.	RELEASE OF SELLER GROUP GUARANTEES	23

15.	INSURANCE	23

16.	ASSIGNMENT AND SUCCESSORS	23

17.	THIRD PARTY RIGHTS	24

18.	COSTS AND EXPENSES	24

19.	PAYMENTS, ETC	24

20.	FURTHER ASSURANCE	25

21.	ENTIRE AGREEMENT	25

22.	GENERAL	25

23.	NOTICES	26

24.	AGENT FOR SERVICE	28

25.	GOVERNING LAW AND JURISDICTION	29

SCHEDULE 1: WARRANTED INFORMATION		30

	Part 1: The Target Entities and Selling Shareholders	31

	Part 2: The Target Entities	31

	Part 3: The Subsidiaries	32

	Part 4: Freehold Property	33

	Part 5: Leasehold Property	34

SCHEDULE 2: WARRANTIES		35

SCHEDULE 3: TAX		49

	Part 1: Tax Covenant	49

Agreed Form documents
Announcement
Board minutes: Seller
Board minutes: Purchaser
Data room index
Post‑Completion power of attorney re Shares
Resignations of directors
Transitional Services Agreement
Pro-forma Accounts

THIS AGREEMENT is made on	27 August 2019
BETWEEN:

(1)
THE HAIN CELESTIAL GROUP, INC., a company incorporated and registered in Delaware, USA with company file number 2336999 which has its registered office at 1111 Marcus Avenue, Lake Success, New York 11042, USA ("Seller"); and

(2)	EBRO FOODS S.A., a company incorporated and registered in Spain with ISIN number ES0112501012 which has its registered office at Paseo de la Castellana 20, 28046 Madrid ("Purchaser").
BACKGROUND:

A	The Seller has agreed to sell or procure the sale of, and the Purchaser has agreed to purchase, the Shares and certain assets associated with the Business on the terms set out in this agreement.
IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement:
"Accounts" means the audited individual financial statements as at and for the financial year ended on the Accounts Date of each Target Entity (excluding Brand Associates Limited) and Tilda International DMCC comprising its balance sheet and profit and loss account;
"Accounts Date" means:

(a)	Tilda International DMCC, 30 June 2018;

(b)	for Tilda Limited, 30 June 2018; and

(c)	for Tilda Hain India Private Limited, 31 March 2018;
"Acquisition Dispute" means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non‑contractual dispute or claim);
"Acquisition Documents" means this agreement, the Disclosure Letter, the TSA, the India BTA, the UAE BTA, the Agreed Form documents and any other documents to be delivered on Completion;
"Agreed Form", in relation to a document, means the form approved and for identification purposes initialled by (or on behalf of) the Seller and the Purchaser;
"Authority" means a supra‑national, national or sub‑national authority, commission, department, agency, regulator or regulatory body with jurisdiction in any jurisdiction in which any Target Group Entity is incorporated or has conducted the Business;
"Business" means the manufacture, sale and distribution of rice food products (including rice bran oil) in each case sold under the 'Tilda', 'Akash', 'Noorani' and 'Abushmagh' brand names by the Target Group Entities;

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"Business Day" (other than in clause 23) means any day other than a Saturday or Sunday on which commercial banks are open for general business in London, Madrid and New York;
"Canadian Stock" means all of the stock of the Business owned by the relevant Hain Seller relating to Canada, and (without detracting from the generality of the foregoing) being principally located at 400 Matheson Boulevard West, Mississauga, Ontario, 260 Rexdale Blvd, Etobicoke, ON M9W 1R2, Canada and 48TH Street, Calgary, AB T2C 3J7, Canada;
"Cash" means: any cash at bank, in hand or in transit (including any accrued interest), as per the reconciled cash book, and any cash equivalents (such as liquid or easily realisable stocks, shares, bonds, bills or similar securities), net of any costs, deductions or withholdings applicable on use, owned by the Target Group Entities as at the Effective Time and as determined in accordance with schedule 6, but excluding Trapped Cash (and for the avoidance of doubt, the mapping shown in column 1 of part 3 of schedule 6 is included for illustrative purposes only);
"Claim" means any demand or claim against the Seller under or for any breach of any Acquisition Document;
"Completion" means completion of the sale and purchase of the Shares and the Stock in accordance with this agreement;
"Completion Date" means the date of this agreement;
"Completion Payment" has the meaning given in clause 3.3;
"Completion Statements" means the statements to be prepared and agreed, deemed agreed or determined in accordance with schedule 6;
"Computer Systems" means the computer systems relating to the Business used by any Target Group Entity other than the internet and third party telecommunications networks;
"Consideration" means the consideration for the Shares and the Stock set out in clause 3;
"Continuing Facilities" means the invoice discounting facility between Tilda Limited and the Royal Bank of Scotland dated 11 April 2018, the short term loan facility between HSBC Bank Middle East Limited and Tilda International DMCC dated 4 November 2018, the receivable finance facility agreement between HSBC Bank Middle East Limited dated 29 November 2018 and Tilda International DMCC and the sterling overdraft and other facilities made available to Tilda Limited by HSBC Bank plc pursuant to the facility letter dated 25 April 2018;
"Data Protection Laws" all laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data (including, without limitation, the privacy of electronic communications) which are from time to time applicable to any of the Target Group Entities (or any part of the Business);
"Debt" means:

(a)
all interest and non-interest bearing loans or other financing liabilities or obligations, including any intercompany balances in respect of the same payable by any Target Group Entity to the Seller Group and any bank debt, overdrafts, credit facilities, revolving facilities and any other liabilities in the nature of borrowed money (whether secured or unsecured);

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(b)	all liabilities under any bonds, notes, debentures or loan stock and other similar instruments, whether convertible or not;

(c)	all liabilities in relation to any letter of credit, bond or similar instrument given by a third party in relation to any obligation or liability of any Target Group Entity;

(d)	all liabilities in relation to any finance and capital leases but excluding any operating leases of any Target Group Entity;

(e)	any obligations in respect of dividends declared or other distributions payable but in each case not yet paid, and excluding any dividend of Trapped Cash;

(f)	any amounts due or payable to any directors of any Target Group Entity by way of director loans to any Target Group Entity;

(g)	the market value of interest rate swaps or other financial derivatives to the extent such swaps or derivatives are terminated, settled or closed out as a consequence of the proposed transaction;

(h)
all liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment or securitisation of receivables for financing purposes to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing; and

(i)	any liabilities specifically required to be included in Debt by the specific policies set out in part 4 of schedule 6, together with all interest, fees, premium, expenses and penalties accrued thereon prior to the Effective Time, and any prepayment premiums or penalties payable in order to retire or extinguish any Debt (other than the Continuing Facilities) at its redemption value, but excluding (i) any of the foregoing that exist between Target Group Entitles, (ii) any amount involved in calclating Working Capital and (iii) any unamortised debt issuance costs, in each case as at the Effective Time and as determined in accordance with schedule 6 (and for the avoidance of doubt, the mapping shown in column 2 of part 3 of schedule 6 is included for illustrative purposes only);
"Defendant Claim" means any actual or potential demand, claim or action by a third party against the Purchaser Group which has given or is likely to give rise to a Non-Tax Claim;
"Disclosed Information" means the Disclosure Letter and the Due Diligence Information;
"Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser relating to the Warranties, together with any documents annexed to it;
"Domain Names" means <haintildaindia.com>, <tilda.ca>, <tildabasmati.ca>, tildacanada.ca>, <tildarice.ca> and <tildaus.com>;
"Due Diligence Information" means the information and documents contained in the electronic data room entitled 'Project Toledo' maintained by Intralinks in relation to the Target

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Group Entities ("Data Room") as listed in the index in the Agreed Form and delivered to (and acknowledged by) the Purchaser on a USB stick prior to the date of this agreement;
"Encumbrance" means any mortgage, charge, pledge, lien or other security interest or third party right of any kind and any option or right to acquire or right of pre-emption or any agreement to create the same;
"Environment" means all or any part of the air (including the air within buildings and man‑made or natural structures above or below ground), water and land;
"Environmental Consents" means any consent, permission, licence, registration or other authorisation issued pursuant to or required by any Environmental Law;
"Environmental Laws" means all laws relating to the protection, prevention of pollution or remediation of the Environment in any jurisdiction in which any Target Group Entity was incorporated or has conducted the Business;
"Effective Time" means immediately prior to Completion;
"European Stock" means all of the stock of the Business owned by the relevant Hain Seller relating to Europe, and (without detracting from the generality of the foregoing) being principally located at:

(a)	Wernicke Spedition GmbH D19061 Schwerin, Gemany;

(b)	Transporte & Logistik Theurer Gmbh, D19077 Lübesse, Germany;

(c)	Katoen Natie, BE9042 Desteldonk, Ghent, Belgium;

(d)	Rhein Sieg Werkstätten, D53840 Troisdorf, Germany;

(e)	Schoeller Industrielogistik GmbH, D52382 Niederzier, Germany; and

(f)	Ritter Trans, A7410 Loipersdorf, Austria;
"Fairly Disclosed" means disclosed to the Purchaser in or by means of the Disclosed Information, with sufficient detail to identify the nature and make a reasonably informed assessment of the scope of the matter disclosed;
"Food Safety Laws" means all applicable laws and regulatory codes of practice in force at the date of this agreement which relate to food safety, content and/or hygiene (including those concerning food production, processing, storage, handling, sale and service);
"Freehold Properties" means the freehold properties set out in part 4 of schedule 1;
"General Warranties" means the warranties given by the Seller in clause 6.1 (other than the Title Warranties and the Tax Warranties);
"General Warranty Claim" means any claim for any breach of the General Warranties;
"Hain Sellers" means the Seller, the Stock Sellers and the Selling Shareholders;

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"Hazardous Substance" means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, whether alone or in combination, which is capable of causing harm to or having a deleterious effect on the Environment, or human health, or of being a nuisance;
"IFRS" means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;
"Indemnity Claim" has the meaning given to it in clause 12;
"Indemnity Recovery Claim" means any right which the Purchaser Group has or becomes entitled to (whether under any insurance policy or by way of payment, discount, credit, set‑off, claim, counterclaim, relief or otherwise) to recover from any third party any amount in relation to any matter or thing that has given or is likely to give rise to an Indemnity Claim;
"India BTA" means the business transfer agreement between Tilda Hain India Private Limited and the Seller relating to the sale of certain non-Tilda assets and liabilities in India;
"IP" means in relation to the Business:

(a)
rights in patents, registered designs, copyrights, database rights, design rights, trade marks, service marks, trade names, business names, brand names, get‑up, recipes, product formulations, logos, domain names and URLs; and

(b)	rights having equivalent or similar effect to the above items in any jurisdiction;
"Judgment" means any judgment, order, decree, award, ruling or decision from any court, tribunal or arbitrator;
"Key Customer" means the customers of one or more Target Group Entities set out in part 1 of schedule 7;
"Key Supplier" means the suppliers to one or more Target Group Entities set out in part 2 of schedule 7;
"Management Accounts" means the management accounts of Tilda Limited, Tilda Hain Private Limited and Tilda International DMCC for the period from the Accounts Date to 30 June 2019, as included in the Due Diligence Information;
"Material Contract" means a subsisting contract with a Key Customer or a Key Supplier;
"Non‑Tax Claim" means any Claim other than a Tax Claim or an Indemnity Claim;
"Notice" has the meaning given to it in clause 23.2;
"Pension Benefits" means any pension, allowance, lump sum or other similar benefit on death, disability, retirement or termination of employment (whether voluntary or not) for the benefit of any of the Target Group Entities' employees, former employees or any of their respective dependants;

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"Pension Scheme" means the Aegon personal pension scheme with scheme name 'Tilda Limited';
"Personal Data" has the meaning given to that term under applicable law;
"Pro-forma Accounts" means the documents in the Agreed Form comprising the following aggregated accounts of the Target Group Entities:

(a)	aggregated net assets as at 30 June 2019 ("Pro-forma Net Assets"); and

(b)	aggregated income statements for the period ended 30 June 2019 ("Pro-forma P&L"), in each case aggregated from the Management Accounts and including the net working capital associated with the trading of Stock (in the case of the Pro-forma Net Assets) and after the elimination of intercompany sales, the elimination of services performed within the transaction perimeter and the inclusion of sales by the Seller Group of Tilda branded products (in the case of the Pro-forma P&L);
"Properties" means the freehold property detailed in part 3 of schedule 1 and the leasehold property detailed in part 4 of schedule 1;
"Purchaser Group" means each or any of (a) the Purchaser, any holding company of the Purchaser for the time being, and any company which for the time being is a subsidiary of the Purchaser or of any such holding company, and (b) with effect from Completion, Target Group Entities (and any reference to "member of the Purchaser Group" or, in the case of any member of the Purchaser Group, to "its group" shall be construed accordingly);
"Recovery Claim" means any right which the Purchaser Group has or becomes entitled to (whether under any insurance policy or by way of payment, discount, credit, set‑off, claim, counterclaim, relief or otherwise) to recover from any third party any amount in relation to any matter or thing that has given or is likely to give rise to a Non‑Tax Claim;
"Representatives" means, in relation to any person, its directors, officers, employees, legal, accounting, financial and other advisers, consultants, agents or brokers (as applicable);
"Selling Shareholders" means each of those entities whose names are listed in column 2 of part 1 of schedule 1;
"Seller Group" means each or any of the Seller and any company which is a subsidiary of the Seller from time to time, excluding the Target Group Entities (and any reference to "member of the Seller Group" or, in the case of any member of the Seller Group, to "its group" shall be construed accordingly);
"Seller's Lawyers" means DLA Piper UK LLP of 160 Aldersgate Street, London EC1A 4HT;
"Senior Employee" means an employee of any Target Entity whose basic salary is in excess of $95,000 per annum;
"Shares" means the following:

(a)	1,520,000 ordinary shares of £1.00 each in the capital of Tilda Limited;

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(b)	480,000 A ordinary shares of £1.00 each in the capital of Tilda Limited;

(c)	61,750 B ordinary shares of £0.01 each in the capital of Tilda Limited;

(d)	59,350 C ordinary shares of £0.01 each in the capital of Tilda Limited;

(e)	7,009,000 shares of INR 10 each in the capital of Tilda Hain India Private Limited; and

(f)	1 ordinary share of £1 in the capital of Brand Associates Limited;
"Small Claim" means an individual Warranty Claim in relation to which the liability of the Seller (excluding interest and costs) does not exceed $100,000;
"Stock" means the Canadian Stock, the European Stock and the US Stock, in each case as at the Effective Time and determined in accordance with schedule 6;
"Stock Sellers" means:

(a)	Hain Celestial Europe NV, Mona Naturprodukte GmbH, in respect of the European Stock;

(b)	Hain Celestial Canada, ULC, in respect of the Canadian Stock; and

(c)	the Seller, in respect of the US Stock;
"Subsidiaries" means the subsidiaries of the Target Entities, details of which are set out in part 3 of schedule 1, and "Subsidiary" means any of them;
"Supervisory Authority" means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner's Office in the United Kingdom;
"Target Entities" means those entities whose details are set out in part 2 of schedule 1;
"Target Group Entities" means each of the Target Entities and the Subsidiaries;
"Target Working Capital" means an amount of £70,000,000 (seventy million pounds);
"Tax" has the meaning given to it in paragraph 1 of part 1 of schedule 3;
"Tax Claim" means a Tax Covenant Claim or any claim for any breach of the Tax Warranties;
"Tax Covenant" means any covenant set out in paragraph 2 of part 1 of schedule 3;
"Tax Covenant Claim" means any claim under or for any breach of the Tax Covenant;
"Tax Warranties" means the warranties given by the Seller in relation to Tax in clause 6.1 and set out in part 2 of schedule 3;
"Title Claim" means any claim for any breach of the Title Warranties;

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"Title Warranties" means the warranties given by the Seller in paragraphs 1 (Title and capacity), 2 (Share capital) and 3 (Interests in other companies, etc) of schedule 2;
"Trapped Cash" means any Cash which is not freely usable (in the case of cash equivalents only, within 48 hours) by the Target Group Entities because it is subject to restrictions or limitations on use or distribution under law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction, including any Cash in Brand Associates Limited;
"TSA" means a transitional services agreement to be entered into between the Seller and the Purchaser on or around the date of this agreement governing the post-Completion relationship between the Seller Group and the Purchaser Group in respect of the Business and other matters;
"UAE BTA" means the business transfer agreement between Tilda International DMCC and the Seller relating to the sale of certain non-Tilda assets and liabilities in the UAE;
"US Stock" means all of the stock of the Business owned by the relevant Hain Seller relating to the United States of America, and (without detracting from the generality of the foregoing) being principally located at 401 Doremusave, Newark, NJ, USA 07114, 7248 Industrial Blvd, Allentown, PA, USA 18106, 5140 East Santa Ana St, Ontario, CA, USA 91761 and 14908 Gougar Rd, Lockport, IL 60491;
"VAT" has the meaning given to it in paragraph 1.1 of part 1 of schedule 3;
"Warranties" means the Title Warranties, the General Warranties and the Tax Warranties;
"Warranty Claim" means any claim for any breach of the Warranties; and
"Working Capital" means those items designated as working capital in column 3 of part 3 of schedule 6 and, for the avoidance of doubt, items included in Cash or Debt shall not be included in Working Capital.

1.2	In this agreement (unless the context requires otherwise):

(a)
the terms "company", "body corporate", "subsidiary", "holding company" and "group undertaking" have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company; and

(b)	"including", "includes" or "in particular" means including, includes or in particular without limitation.

1.3	In this agreement (unless the context requires otherwise), any reference to:

(a)
any gender includes all genders, the singular includes the plural (and vice versa), and a person includes an individual, body corporate, association, partnership, firm, trust or Authority (whether or not having a separate legal personality);

(b)	(any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

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(c)	any time of day or date is to that time or date in the United Kingdom and "close of business" is a reference to 5.30pm;

(d)	"$" and "dollars" means the lawful currency of the United States of America;

(e)	"£" and "pounds" means the lawful currency of the United Kingdom;

(f)	(a specific statute or statutory provision is to that statute or provision as in force at the date of this agreement, and any subordinate legislation made under it in force at that date; and

(g)	writing or written includes any method of representing or reproducing words in a legible form.

1.4	In this agreement (unless the context requires otherwise), any reference:

(a)	to a clause or schedule is to a clause of or schedule to this agreement;

(b)	to a part or paragraph is to a part or paragraph of a schedule to this agreement;

(c)	within a schedule to a part is to a part of that schedule; and

(d)	within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

1.5	This agreement incorporates the schedules to it.

1.6	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.

1.7
Any indemnity or covenant to pay ("Payment Obligation") being given on an "After‑Tax Basis" or expressed to be "calculated on an After‑Tax Basis" means that, when, but only to the extent that, the amount payable pursuant to such Payment Obligation ("Payment") is subject to a deduction or withholding required by Law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such amount shall be increased so as to ensure that, after taking into account:

(a)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount); and

(b)
any Relief (as defined in schedule 3) (other than a Corresponding Relief (as defined in schedule 3)) which is available to the indemnified party or the recipient of the Payment solely as a result of the matter or thing giving rise to the Payment Obligation, receiving the Payment or the deduction or withholding in question, the recipient of the Payment is in the same position as it would have been in had no such deduction or withholding been required or such Tax been payable.

2.	SALE AND PURCHASE

2.1
Subject to the terms of this agreement, the Seller shall sell, or shall procure the sale of, and the Purchaser shall purchase the Shares and the Stock with full title guarantee with effect from Completion.

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2.2	The Shares shall be sold free from all Encumbrances and together with all rights attached or accruing to them at Completion and the Stock shall be sold free of all Encumbrances.

2.3
The Seller waives any right of pre-emption or other restriction on transfer in respect of the Shares (or any of them) or the Stock (or any of it), whether conferred under the articles of association of any of the Target Entities (or any other agreement, arrangement or understanding, including any shareholders agreement) or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

3.	CONSIDERATION

3.1	Consideration

(a)	The consideration payable by the Purchaser for the Shares and the Stock is:

(i)	$342,000,000;

(ii)	plus an amount equal to the Cash;

(iii)	less an amount equal to the Debt; and

(iv)	plus an amount equal to any excess in the Working Capital above the Target Working Capital or less an amount equal to any shortfall in the Working Capital below the Target Working Capital, which shall be paid in cash as set out in this clause 3.

(b)	For the purposes of clause 3.1(a)(ii) to 3.1(a)(iv), Cash, Debt and Working Capital shall be as set out in the Completion Statements as agreed or determined in accordance with schedule 6.

3.2	The Consideration shall be apportioned between the Shares and the Stock as follows:

(a)	$9,549,300 in respect of the shares in Tilda Hain India Private Limited;

(b)	$15,960,100 in respect of the share in Brand Associates Limited;

(c)	$6,176,857 in respect of Stock, subject to adjustment to reflect the final value of Stock set out in the Completion Statements; and

(a)	$313,313,743 in respect of the shares in Tilda Limited, subject to any further adjustment (after the adjustment referenced in clause 3.2(c) above) to the Consideration required pursuant to clause 3.4.

3.3	Payment on account of Consideration
The Purchaser shall pay $345,000,000 (three hundred and forty five million dollars) ("Completion Payment") to the Seller (for and on behalf of the Selling Shareholders and the Stock Sellers) on account of the Consideration in cash on Completion.

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3.4	Adjusting payment

(a)	Within five Business Days of the agreement, deemed agreement or determination of the Completion Statements in accordance with schedule 6:

(i)	if the Consideration exceeds the Completion Payment, the Purchaser shall pay an amount equal to the difference to the Seller; or

(ii)	if the Consideration is less than the Completion Payment, the Seller shall repay an amount equal to the difference to the Purchaser.

(b)
Any adjusting payment made in accordance with this clause 3.4 shall be converted (to the extent expressed in Pounds Sterling for the purposes of the Completion Statements) into dollars at the relevant exchange rate prevailing at the close of business on the Business Day immediately preceding the date of payment, as shown in the London edition of the Financial Times, or such other point of reference as the parties shall agree.

3.5	Withholding requirements
Without prejudice to the Purchaser's rights pursuant to paragraph 2.9 of part 1 of schedule 3 to this agreement, the Purchaser will not withhold any amount from any part of the Consideration apportioned in respect of Tax, notwithstanding any other provision in this agreement.

3.6	Claims to be treated as reducing Consideration
Any payment by the Seller in respect of any Warranty Claim or claims under the Tax Covenant shall, to the extent legally possible, be deemed to reduce the Consideration received by the Seller.

3.7	Intercompany balances

(a)
Following the final determination of the Completion Statements in accordance with schedule 6, to the extent that there remain outstanding any amounts owing to or from any Target Group Entity to or from any member of the Seller Group which constitute Debt, the parties agree that these amounts will be settled within five Business Days of the Completion Statements being finally determined.

(b)
Any trading balances owing to or from any Target Group Entity to or from any member of the Seller Group as at the Effective Time shall be settled in the ordinary course of business and in any event within 30 days of Completion.

3.8	VAT
The consideration for any supply made under or pursuant to this agreement (including the sale of the Stock) shall be deemed to be expressed on a VAT exclusive basis (and the party receiving the relevant supply shall pay an amount equal to the VAT so chargeable on presentation of a valid VAT invoice).

4.	COMPLETION

4.1	Completion of the sale and purchase of the Shares and the Stock shall take place at the offices of the Seller's Lawyers on the Completion Date.

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4.2	On Completion:

(a)	the Seller shall comply with the obligations in part 1 of schedule 5; and

(b)	the Purchaser shall comply with the obligations in part 2 of schedule 5.

5.	PURCHASER WARRANTIES AND UNDERTAKINGS

5.1	The Purchaser warrants to the Seller that:

(a)	the Purchaser is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;

(b)	it is acquiring the Shares for itself (or another member of the Purchaser Group) and not wholly or partly as agent or broker for any other person;

(c)
the Purchaser has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

(d)
this agreement and each other Acquisition Document to which the Purchaser is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Purchaser and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised);

(e)	the entry into and performance of its obligations under this agreement and each other Acquisition Document by the Purchaser will not:

(i)	conflict with or breach any provision of its constitutional documents;

(ii)	breach any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition;

(iii)	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits and which is material in the context of the Acquisition; or

(iv)	require the consent, approval or authorisation of any Authority.

5.2
The Purchaser undertakes that between Completion and the close of business on the Completion Date, it will not, and shall procure that the Target Group Entities will not, enter into any arrangements that may result in any transfer of value from the Target Group Entities for the benefit of the Purchaser.

5.3	No rights against persons other than the Seller
The Purchaser undertakes to the Seller that (save in the case of fraud or fraudulent concealment) it:

(a)	has no rights against (and waives any rights it may have against); and

(b)	shall not make any claim against (and waives any claim it may have against),

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the Seller Group (other than the Seller) or any current or former Representative of the Seller Group in connection with the transactions contemplated by the Acquisition Documents.

6.	SELLER'S WARRANTIES AND UNDERTAKINGS

6.1	Warranties
The Seller warrants to the Purchaser as at the date of this agreement in the terms set out in schedule 2 and part 2 of schedule 3.

6.2	Separate and independent
Each of the Warranties is separate and independent.

6.3	Knowledge or awareness
Any Warranty qualified by a reference (however expressed) to the knowledge or awareness of the Seller shall be limited to the actual knowledge or awareness of Umesh Parmar, Bob Bailie, Paul French, Rajnish Ohri, Hrishikesh Ahluwalia, Beena Goldenberg and Wolfgang Goldenitsch, each such person being deemed to have made reasonable enquiries in respect of the Warranties, and the Seller shall not be required to make any enquiry of any other person, nor shall the Seller be deemed to have any other actual, imputed or constructive knowledge regarding the subject matter of such Warranty.

6.4	No rights against the Target Group Entities etc
Save in the case of fraud or fraudulent concealment, the Seller undertakes to the Purchaser that it:

(a)	has no rights against (and waives any rights it may have against); and

(b)	shall not make any claim against (and waives any claim it may have against), the Target Group Entities in respect of any misrepresentation, inaccuracy or omission in or from any information or advice provided by any such person for the purpose of assisting the Seller to give any Warranty and/or prepare the Disclosure Letter.

6.5	Anti-Trust
The Seller shall cooperate with the Purchaser in respect of any voluntary notifications to or enquires received from any anti-trust authorities following Completion. If any such authorities request of the Purchaser and/or the Seller (or any person acting on its behalf of it) information in relation to this agreement or the transactions contemplated by this agreement, then the Seller shall respond promptly (on behalf of itself only) to the request for information in respect of information requested from the Seller (and provide such information). The Seller will consult with the Purchaser to the extent permitted by applicable law as soon as reasonably practicable upon receipt of any such request and maintain continuing close cooperation with the Purchaser in relation to contacts with such authorities. So far as it is permitted by applicable law, the Seller agrees to provide the Purchaser (or its advisers) with all information that the Purchaser (or its advisers) may reasonably request relating to the Seller or any member of the Seller Group or, to the extent available to the Seller, the Business during the period in which it was under the Seller's ownership or control. For the avoidance of doubt, this clause 6.5 relates strictly to the provision of information only and nothing in this clause 6.5 or this agreement shall require the

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Seller to take any actions whatsoever in respect of any conditions or restrictions required by an anti-trust authority which are imposed on the Purchaser or the Target Group Entities after Completion.

7.	SELLER LIMITATIONS

7.1	The liability of the Seller under or in respect of any Claim shall be limited by, and all Claims shall be dealt with in accordance with, the provisions set out in schedule 4 and part 1 of schedule 3.

7.2
Nothing in schedule 4 or in part 1 of schedule 3 shall operate to exclude or limit any liability of the Seller or any remedy available to the Purchaser in relation to any Claim that arises as a result of the fraud or fraudulent concealment on the part of the Seller or member of the Seller Group.

8.	RESTRICTIVE COVENANTS

8.1
The Seller covenants with the Purchaser that it shall not (and it shall procure that each other member of the Seller Group shall not) for a period of 2 years after Completion carry on or be engaged in or be concerned or interested in any business whose principal business is the manufacture, sale or distribution of standalone dry, individual, quick frozen or 'ready to heat' regular, parboiled, basmati, jasmine or wild rice in any territory which the Target Group Entities currently sell standalone dry, individual quick frozen or 'ready to heat' regular, parboiled, basmati, jasmine or wild rice, save if, and only to the extent that, the Seller Group carries on or is engaged in or is concerned or interested in or has relevant product lines in any such business (excluding the Target Group Entities) as at the Completion Date, including any natural and/or planned and documented progression thereof.

8.2
The Seller covenants with the Purchaser that it shall not (and it shall procure that each other member of the Seller Group shall not) for a period of 2 years after Completion approach, canvass, solicit, engage or employ any person who at any time during the period of six months ending on the Completion Date was:

(a)	a director of any Target Group Entity; or

(b)	a Senior Employee.

8.3
Nothing in clause 8.2 shall prohibit any member of the Seller Group from employing any person who responds to a recruitment advertisement or whose employment with the Purchaser Group has been terminated, provided that such response or termination was not solicited or induced directly or indirectly by that member of the Seller Group.

8.4	The Seller covenants with the Purchaser that it shall not (and it shall procure that each other member of the Seller Group shall not):

(a)	for a period of 2 years after Completion:

(i)	entice or endeavour to entice any contractor or supplier to breach its contract for services with any Target Group Entity; or

(ii)
do or say anything with the deliberate intention of leading any customer or supplier of the Business representing more than 5% of sales or supplies (as the case may be) to any of the Target Group Entities during the 12 month period

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immediately prior to Completion to withdraw from or cease to do business with, or to materially reduce the amount of business it transacts with, or adversely change in any material respect the terms on which it does business with any Target Group Entity; and

(b)	for period of 10 years after Completion do or say anything which is intended to damage the goodwill or reputation of any Target Group Entity.

8.5
The Seller agrees that the restrictions contained in this clause 8 are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restrictions shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.	CONFIDENTIALITY AND ANNOUNCEMENTS

9.1	Definitions
In this clause 9:

(a)	"Announcements" means the announcements in the Agreed Form to be issued by the Seller and the Purchaser on Completion;

(b)	"discloser" means the person making the announcement or disclosing or using the information; and, for the purposes of clause 9.6(a), includes its group; and

(c)	"Relevant Party" means (a) when the discloser is a member of the Purchaser Group, the Seller; or (b) when the discloser is the Seller, the Purchaser.

9.2	Announcements
Other than the Announcements, no party shall, and each party shall procure that its group shall not, at any time issue, or procure the issue of, any press release, circular or other publicity relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares and the Stock.

9.3	Target Group Entities' confidential information
The Seller shall not, and shall procure that, the Seller Group shall not, at any time after Completion disclose to any person, or use for its own benefit, any confidential information of any Target Group Entity that it holds at Completion.

9.4	Transaction and parties' confidential information
Each party shall and shall procure that its group and its Representatives shall, at all times keep confidential:

(a)	the provisions and subject matter of, and the negotiations relating to, this agreement and any other Acquisition Document; and

(b)
all confidential information of the other party or its group (as such group is constituted immediately before Completion) received by it as a result of negotiating, entering into or performing this agreement,

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and shall use the information only for the purposes contemplated by this agreement or any other Acquisition Document.

9.5	Permitted announcements and disclosures
Clauses 9.2, 9.3 and 9.4 shall not restrict the making of any announcement or the disclosure or use of information:

(a)	with the prior written consent of the Relevant Party, such consent not to be unreasonably withheld or delayed;

(b)
which is required by any law, Judgment, Authority or securities exchange (including, any filings required by the United States Securities and Exchange Commission or the Spanish Comisión Nacional del Mercado de Valores, including filing of any material transaction documents); provided that, in each case such announcement or disclosure only contains content which is so required and (unless such consultation is prohibited) after consultation (so far as reasonably practicable) as to the timing and content of such announcement or disclosure with the Relevant Party; or

(c)	that is consistent in all material respects with the Announcements, or any other announcement issued in accordance with this clause 9.5.

9.6	Other permitted disclosures
Clauses 9.3 and 9.4 shall not restrict the disclosure or use of information if, but only to the extent:

(a)
the information is or becomes publicly available (other than as a result of a breach by the discloser of any provision of (a) this agreement or (b) the non‑disclosure agreement between the Seller and the Purchaser referred to in clause 9.7);

(b)	the information is independently developed after Completion;

(c)
disclosure is made on a strictly confidential and need to know basis by the discloser to (a) its group; or (b) any of its or their Representatives, insurers, pension trustees, auditors or current or prospective funders;

(d)
the information (i) was properly and lawfully in the possession of the relevant party (or such member) before the time that it was disclosed by or acquired from the other party (or any other member of its group) or its advisers, or (ii) was not acquired in any way, directly or indirectly, from the other party (or any other member of its group) or its advisers, and provided in each case that such information is not known to be subject to any duty of confidentiality owed to the other party (or any other member of its group); or

(e)	required in connection with any legal action or proceedings (including any Acquisition Dispute).

9.7	Termination of non‑disclosure agreement between the parties
The non‑disclosure agreement entered into by Hain Frozen Foods UK Limited and the Purchaser and dated 18 June 2019 shall terminate on Completion (and the Seller shall procure such termination in respect of Hain Frozen Foods UK Limited). Such termination shall not

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affect either party's accrued rights (including the right to claim any remedy for breach or non‑performance), obligations and liabilities under or in relation to the non-disclosure agreement as at the date of termination.

10.	SELLER GROUP NAMES AND MARKS

10.1	Subject to clause 10.2, the Purchaser shall not use, and shall procure that the Purchaser Group shall not use, at any time after Completion, directly or indirectly:

(a)
any company or trading name, domain name, logo or trade or service mark (whether registered or unregistered) which includes the words "Hain and/or The Hain Celestial Group" or is owned by the Seller Group (together, "Seller Group Names and Marks"); or

(b)	any word or device which is confusingly similar.

10.2	The Purchaser shall procure that:

(a)	all references to the Seller Group Names and Marks and any other wording or signs that suggest any continued association with the Seller Group are removed from all of the Target Group Entities':

(i)
websites and all assets owned or used by the Target Group Entities (excluding products and packaging manufactured before the Completion Date but including products and packaging manufactured after the Completion Date, marketing materials, business stationery, business cards, emails, purchase orders, letterheads, invoices and other communications and documents which are in possession or control of the Target Group Entities and premises), as soon as reasonably practical and in any event within 90 Business Days of the Completion Date; and

(ii)	products and packaging manufactured before the Completion Date, as soon as reasonably practical and in any event within 180 days of the Completion Date; and

(b)	promptly following the Completion Date, any Target Group Entity whose corporate name includes the word 'Hain' (or any word which is confusingly similar) changes its name to remove it.

10.3
Immediately following Completion the Purchaser shall procure that the Target Group Entities make clear when dealing with any third party that the Target Group Entities are no longer part of the Seller's Group.

10.4
The Purchaser shall indemnify on an After-Tax Basis the Seller and each other member of the Seller Group against any loss arising or accruing in connection with products manufactured for the Business by the Purchaser or the Target Group Entities after the Completion Date, provided that the Purchaser may set off any payment due to the Seller under this clause 10.4 against any payment then due and payable from the Seller to the Purchaser in respect of any Warranty Claim which has been finally determined.

10.5	The Seller shall procure that the relevant member of the Seller Group transfers the Domain Names to Tilda Limited within 60 days of the Completion Date.

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11.	PURCHASER GROUP NAMES AND MARKS

11.1	Subject to clause 11.2, the Seller shall not use, and shall procure that the Seller Group shall not use, at any time after Completion, directly or indirectly:

(a)
any company or trading name, domain name, logo or trade or service mark (whether registered or unregistered) which includes the words "Tilda", "Akash", "Noorani" or "Abushmagh" or is owned by the Purchaser Group (together, "Purchaser Group Names and Marks"); or

(b)	any word or device which is confusingly similar.

11.2	The Seller shall procure that:

(a)
all references to the Purchaser Group Names and Marks and any other wording or signs that suggest any continued association with the Purchaser Group are removed from all of the members of the Seller Group's:

(i)
websites and all customer-facing assets owned or used by any member of the Seller Group (excluding products and packaging manufactured before the Completion Date but including products and packaging manufactured after the Completion Date, marketing materials, business stationery, business cards, emails, purchase orders, letterheads, invoices and other communications and documents which are in possession or control of any member of the Seller Group and their premises), as soon as reasonably practical and in any event within 90 Business Days of the Completion Date; and

(ii)	products and packaging manufactured before the Completion Date, as soon as reasonably practical and in any event within 180 days of the Completion Date;

(b)
promptly following the Completion Date, any member of the Seller Group whose corporate name includes the word 'Tilda' (or any word which is confusingly similar) changes its name to remove it including but not limited to Tilda Hain International Private Limited.

12.	INDEMNITIES

12.1	In this clause 12, "Indemnified Matters" means:

(a)	the claim made against any Tilda International DMCC by Sarraf Limited arising in connection with the termination of the distributor arrangement between Sarraf Limited and Tilda International DMCC;

(b)
any penalty payment made by Tilda International DMCC to the UAE Federal Tax Authority relating to its failure prior to Completion to properly charge, invoice and/or account for VAT in respect of imported goods in the tax periods falling between 1 January 2018 and 31 December 2018;

(c)
the detection of mouldy rice grains in Silo 9 at the Pakistani basmati rice storage facility located at Coldharbour Lane, Rainham, Essex, RM13 9YQ United Kingdom ("Silo 9") and condensation on the walls of Silo 9; and

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(d)
the presence of isoprothiolane at a level above the general maximum residue limit in Canada (of 0.1 µg/g) in respect of certain specific 'Tilda Pure Original Basmati Rice' products, as set out in paragraph 20.2 of the Disclosure Letter and document 6.4.1.1 in the Data Room.

12.2
Subject to clauses 12.5 and 12.9 and, in relation to clause 12.1(d), to clause 12.10, and to the Purchaser's compliance with the provisions of clauses 12.3, 12.4, 12.6 and 12.8, the Seller undertakes to the Purchaser that it shall, as soon as reasonably practicable on demand by the Purchaser pay to the Purchaser (on an After‑Tax Basis) an amount equal to:

(a)
in relation to the matter set out in clause 12.1(a), the amount of the damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including any liability to Tax) and expenses (including reasonable and properly incurred legal and other professional fees and expenses) which the Purchaser Group actually incurs arising from or in connection with such matter;

(b)
in relation to the matter set out in clause 12.1(b), the amount of the tax penalty referred to in clause 12.1(b) (including reasonable and properly incurred legal and other professional fees and expenses incurred by the Purchaser Group in connection with such penalty); and

(c)	in relation to the matter set out in clause 12.1(c):

(i)	the value of any rice stock in Silo 9 which is determined to be unsaleable and subsequently discarded, such value to be taken from the Completion Statements (net of any provisions); and

(ii)	any:

(A)	fine or penalty levied by any Authority against a Target Group Entity; or

(B)
liabilities, costs or expenses (including reasonable and properly incurred legal and other professional fees and expenses) which the Purchaser Group actually incurs and arising directly as a result of any product recall required, in each case in respect of the matter set out in clause 12.1(c), but only to the extent that such fine, penalty or recall relates to products sold or packaged prior to Completion;

(iii)
any costs, liabilities and expenses (including reasonable and properly incurred legal and other professional fees and expenses) which the Purchaser Group incurs arising from remedial actions taken with respect to the removal, testing, washing or clean-up of any raw materials or equipment within Silo 9 or Silo 9 itself; and

(d)
in relation to the matter set out in clause 12.1(d), any fine or penalty levied by the Canadian Food Inspection Agency against a Target Group Entity and any liabilities, costs or expenses (including reasonable and properly incurred legal and other professional fees and expenses) which the Purchaser Group actually incurs arising directly as a result of any product recall required in respect of the matter set out in clause 12.1(d),

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each (an "Indemnity Claim").

12.3
The parties acknowledge that there are on‑going disputes related to the Indemnified Matters in clauses 12.1(a) and 12.1(b) and following Completion the Seller or one of its Affiliates shall be permitted to retain sole conduct of any legal action, discussion, dispute, negotiation or proceedings in respect of the Indemnified Matters and the Purchaser shall and shall procure the Purchaser Group shall take all such actions as the Seller requests in writing to support in assessing, defending, mitigating, settling or reaching compromise on any matter giving rise to an Indemnity Claim or to appeal against any judgment or other adjudication made in relation to an Indemnity Claim (including using professional advisers nominated by the Seller).

12.4	In respect of the Indemnified Matter in clause 12.1(c), the Purchaser shall (and shall procure the Purchaser Group shall):

(a)
consult with the Seller and take all such actions as the Seller may reasonably request in respect of any remedial actions contemplated with respect to the removal, testing, washing or clean-up of any raw materials or equipment within Silo 9 or Silo 9 itself, and shall notify the Seller in advance of, and permit a representative of the Seller's Group to be present for, any inspections, tests or other material actions taken with respect to such remedial actions; and

(b)	only write down any relevant rice stock in a manner and to an extent consistent with the practices and policies of the Business prior to Completion.

12.5
The Purchaser shall not be entitled to make any claim in respect of or to recover any sums pursuant to clause 12.2(c) unless the Purchaser and all of the other relevant members of the Purchaser Group have first used their respective best endeavours to recover the relevant sums pursuant to any insurance policies maintained by any of the Target Group Entities at or following Completion (each a "Policy"), and then only to the extent that recovery against such policies has not been made. For the purposes of this clause 12.5 'best endeavours' shall not extend to taking legal action to recover any sum from an insurer where, beyond a reasonable doubt, no member of the Purchaser Group is entitled to recover such sum under any Policy.

12.6	The Purchaser shall, and shall procure that the Purchaser Group shall:

(a)	take all reasonable steps to minimise the Purchaser Group's liability in relation to any Indemnified Matter;

(b)	in relation to the matters set out in clauses 12.1(c) and 12.1(d), take all such actions as the Seller may reasonably request:

(i)	in assessing, defending, mitigating, settling or reaching compromise on any claim, demand, action, award, penalty, fine or proceedings in respect of such matter;

(ii)	to appeal against any fine or penalty levied or any ruling, award, judgment or other adjudication made in relation to such matter; or

(iii)	in connection with the conduct of any product recall required as a result of such matter;

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(c)	not admit liability in relation to, nor cease to defend, settle or compromise, any matter that could give rise to an Indemnity Claim without the prior written consent of the Seller;

(d)	keep the Seller fully and promptly informed of all material developments in relation to any matter that could give rise to an Indemnity Claim of which it is notified;

(e)
preserve all documents, records, correspondence, accounts and other information whatsoever (in whatever form held) which it considers (acting reasonably) to be relevant to any Indemnified Matter ("Retained Information");

(f)	during normal business hours and on reasonable notice, and as the Seller may reasonably require:

(i)
allow the Seller and its Representatives to have access to the Retained Information, its premises and assets, and to take copies (at the Seller's own expense) of the Retained Information or any part of it and photographs of any premises or assets; and

(ii)
make available to the Seller and its Representatives such of its personnel who are in possession of the Retained Information or any part of it (such personnel to be available at the premises at which the relevant individual is employed and to attend legal proceedings);

(g)
consult with the Seller and take all such actions as the Seller may reasonably request in writing to pursue any relevant Indemnity Recovery Claim (including the institution of any legal action or proceedings and any appeal against any judgment or other adjudication made in relation to them);

(h)
in relation to the insurance policies of the Target Group Entities that are in place at Completion and under which recovery may be made in respect of any of the Indemnified Matters, maintain such insurance policies, or policies that provide an equivalent level of cover, for so long as the Purchaser is entitled to make any claim in respect of an Indemnified Matter;

(i)	otherwise take all reasonable steps to maximise any recovery in relation to any relevant Indemnity Recovery Claim; and

(j)	not withdraw, settle or compromise any relevant Indemnity Recovery Claim without the prior written consent of the Seller, not to be unreasonably withheld or delayed.

12.7
If the Seller has made a payment in respect of an Indemnity Claim ("Indemnity Claim Payment") and the Purchaser Group subsequently recovers from a third party any sum in respect of any corresponding Indemnity Recovery Claim, the Purchaser shall repay promptly to the Seller an amount equal to the lesser of (a) the sum recovered (less all reasonable out of pocket costs and expenses incurred by the Purchaser Group in obtaining such recovery and any tax incurred by the Purchaser Group in respect of the sum recovered); and (b) the amount of the Indemnity Claim Payment.

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12.8	The Purchaser shall not and shall procure that the Purchaser Group and any of their Representatives shall not have any communications with:

(a)	Sarraf Limited in relation to any matter directly or indirectly relating to the matter set out in clause 12.1(a); or

(b)	the UAE Federal Tax Authority in relation to any matter directly or indirectly relating to the matter set out in clause 12.1(b), without consultation with and consent to the Seller.

12.9
Notwithstanding any other term of this agreement, the aggregate liability of the Seller in respect of claims in relation to the matter set out in clause 12.2(c)(i), shall not exceed an amount equal to the value ascribed to the rice stock in Silo 9 pursuant to the Completion Statements, net of any provisions.

12.10
The Seller shall only be liable to the Purchaser in respect of the matter set out in clause 12.1(d) to the extent that a fine or penalty is levied by the Canadian Food Inspection Agency against a Target Group Entity, or a product recall is required in relation to such matter, on or before the date falling 12 months after the date of this agreement.

13.	ACCESS TO INFORMATION AND FILINGS

13.1	The Purchaser shall procure that:

(a)
all books of account, records, documents and information of any Target Group Entity (in whatever form) relating to the period before Completion ("Target Entity Information") are preserved for seven years from the Completion Date or as long as is required by applicable law; and

(b)
the Seller Group and its Representatives (upon entering into a non-disclosure agreement in a form reasonably required by the Purchaser) are provided with such copies (at the Seller's expense) of, such Target Entity Information as they reasonably required for tax, accounting or insurance purposes, or to comply with any law, Judgment or requirement of any Authority or securities exchange.

13.2	The Seller shall procure that:

(a)
all books of account, records, documents and information of any Target Group Entity (in whatever form) relating to the period before Completion that are retained by the Seller Group ("Retained Information") are preserved for seven years from the Completion Date or as long as is required by applicable law; and

(b)
each Target Entity and its Representatives (upon entering into a non‑disclosure agreement in a form reasonably required by the Seller) are provided with such copies as they may request (at such Target Entity's expense) of, its Retained Information.

13.3
The Purchaser shall (at the Seller's cost) provide all reasonable assistance to the Seller in relation to the filing of any tax election of the Seller Group (including with respect to providing a signature on such form), provided that the Purchaser shall not be obliged to take or procure the taking of any step in relation to any such election that would give rise to or increase an Actual Tax Liability or Effective Tax Liability (each as defined in schedule 3) of any Target

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Group Entity or member of the Purchaser Group that would not be covered by the Tax Covenant.

14.	RELEASE OF SELLER GROUP GUARANTEES

14.1
The Purchaser shall use all reasonable endeavours to procure the release of the Seller Group from the guarantees, securities, indemnities, agreements or other commitments given by or binding on the Seller Group in respect of any obligation or liability of any Target Group Entity as listed in the Agreed Form ("Seller Group Guarantees") as soon as reasonably practicable after Completion.

14.2
The Purchaser shall indemnify on an After-Tax Basis the Seller Group against all liabilities, costs and expenses incurred (whether before or after Completion) under or in relation to the Seller Group Guarantees.

15.	INSURANCE
The Purchaser acknowledges and agrees with the Seller that, on and with effect from Completion:

15.1	all insurance cover provided in relation to Target Group Entities pursuant to policies maintained by the Seller Group (each a "Seller Insurance Policy") shall cease;

15.2	it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for each Target Group Entity; and

15.3
it will procure that no Target Group Entity make any claim under any Seller Insurance Policy, except under and subject to the terms of any "occurrence‑based" Seller Insurance Policy when such claim arises from an event or circumstance that occurred before Completion.

16.	ASSIGNMENT AND SUCCESSORS

16.1
In this clause 16, any reference to the Purchaser's "rights under this agreement" includes all or any benefits or rights of the Purchaser under this agreement, including the Warranties (together with any cause of action arising out of or in connection with any Warranty).

16.2
Except as provided in clauses 16.3 and 16.4, the Purchaser may not assign, transfer, grant any Encumbrance over, declare any trust over or deal in any other way with its rights under this agreement without the prior written consent of the Seller.

16.3
The Purchaser may assign its rights under this agreement to the Purchaser Group. Such assignee shall not be entitled to enforce any right assigned to it if it ceases to be a member of the Purchaser Group. The Purchaser shall procure that such assignee reassigns such rights under this agreement back to the Purchaser Group before such assignee ceases to be a member of it.

16.4
The Purchaser may assign or grant any Encumbrance over its rights under this agreement by way of security in favour of any person who has agreed at any time to provide finance to the Purchaser Group to assist in or refinance the transaction contemplated by this agreement, and/or to any agent or trustee of such person for the time being, provided that any such assignee or grantee shall not be entitled to assign such rights other than by way of the enforcement or release of such security. Notwithstanding any such assignment by way of security, the Seller may,

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unless and until it receives notice of enforcement of the relevant security interest, deal with the Purchaser in relation to all matters arising out of or in connection with this agreement.

16.5	If the Purchaser assigns or grants an Encumbrance over its rights under this agreement as permitted by this clause 16, then:

(a)	the Purchaser shall, as soon as reasonably practicable, give notice of such assignment or grant to the Seller; and

(b)
the liability of the Seller to the assignee or other person entitled to the Purchaser's rights under this agreement pursuant to this clause 16 shall not be greater than it would have been had such assignment or grant not taken place, and all the rights, benefits and protections afforded to the Seller shall continue to apply for the benefit of the Seller as against the assignee or such other person as they would have applied as against the Purchaser.

16.6	This agreement shall be binding on and continue for the benefit of the successors and assignees of each party.

17.	THIRD PARTY RIGHTS

17.1
Except for the benefits and rights given to the Seller Group (other than the Seller) under clauses 5.3 (No rights against persons other than the Seller), 6.4 (No rights against the Target Group Entities etc.), 10 (Seller Group Names and Marks), 13.1 (Access to information), and 14.1/14.2 (Release of Seller Group Guarantees), a person who is not a party to this agreement shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

17.2
The parties may, without the consent of the Seller Group (other than the Seller), rescind or vary this agreement in such a way as to extinguish or alter the benefits or rights conferred by clause 17.1.

18.	COSTS AND EXPENSES

18.1
Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement.

18.2	The Purchaser shall pay promptly all stamp duty or other similar transfer Tax payable in connection with this agreement or its execution or on or in respect of the transfer of the Shares.

19.	PAYMENTS, ETC

19.1	In this clause 19, "Payment Account" means:

(a)	if the relevant payment is to be made to the Seller, (unless otherwise agreed in writing in respect of such payment) the account of the Seller at:

Bank:	[Redacted]
Sort code:	[Redacted]
Account number:	[Redacted]
Account name:	[Redacted]

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(b)	if the relevant payment is to be made to the Purchaser, (unless otherwise agreed in writing in respect of such payment) the account of the Purchaser at:

Bank:	[Redacted]
Sort code:	[Redacted]
Account number:	[Redacted]
Account name:	[Redacted]

19.2	Any payment to be made to the Seller or the Purchaser under this agreement shall be effected by transfer of immediately available funds to the relevant Payment Account.

19.3
Any payment to be made to any party under this agreement or any other Acquisition Document shall be made in full, without any set off, counterclaim, deduction or withholding whatsoever, except to the extent required by law (in which event, such deduction or withholding shall not exceed the minimum amount required by law).

20.	FURTHER ASSURANCE
Each party shall from time to time, so far as it is reasonably able, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the other party may reasonably request (at that other party's expense) to give effect to this agreement.

21.	ENTIRE AGREEMENT

21.1	In this clause 21, "Representation" means representation, warranty, statement or assurance (whether contractual or otherwise).

21.2
The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in connection with the transactions contemplated by the Acquisition Documents. Accordingly, they supersede and extinguish all previous agreements, arrangements and understandings between, and (unless, but only to the extent, incorporated in the Acquisition Documents) all Representations given by, the parties in connection with such transactions.

21.3
Each party acknowledges that it has not relied on, or been induced to enter into any Acquisition Document by, any Representation given by any person (whether a party to this agreement or not) that is not incorporated in any Acquisition Document.

21.4	No party shall be liable in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way for any Representation that is not incorporated in any Acquisition Document.

21.5	No party shall be liable in tort or under the Misrepresentation Act 1967 for any Representation that is incorporated in any Acquisition Document.

21.6	This clause 21 shall not exclude or limit any liability or remedy arising as a result of any fraud.

22.	GENERAL

22.1	Severance
If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of

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this agreement. If any illegal, invalid or unenforceable provision of this agreement would be legal, valid and enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid and enforceable.

22.2	Variation
No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Seller and the Purchaser.

22.3	Waiver
Unless otherwise expressly provided in this agreement, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by (a) any failure to exercise or delay in exercising it; (b) any single or partial exercise of it; (c) any earlier waiver of it, whether in whole or in part; or (d) any failure to exercise, delay in exercising, single or partial exercise of or earlier waiver of any other such right or remedy.

22.4	Cumulative remedies
Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by law (including equitable remedies).

22.5	Counterparts
This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

22.6	Effect of Completion
Each provision of this agreement (other than any obligation which is fully performed at Completion) shall remain in full force and effect after Completion.

23.	NOTICES

23.1	Interpretation
In this clause 23:

(a)	"Business Day" means any day on which commercial banks are open for general business in the principal financial centre of the country in or to which the Notice is delivered or sent; and

(b)	any reference to a time is to the local time in the place at or to which the Notice is delivered or sent.

23.2	Form of Notice
Any notice or other communication to be given or made to a party under or in connection with this agreement ("Notice") shall be in English, in writing and signed by or on behalf of the party giving it.

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23.3	Method of giving Notice
Any Notice shall be sent to the relevant party at the postal or email address and for the attention of the person specified in clause 23.4. Service or delivery of a Notice must be effected:

(a)	personally, by hand delivery or by courier (using an internationally recognised courier company);

(b)	by prepaid recorded delivery post or equivalent if the address of the party receiving the Notice ("Recipient") is in the same country as the party serving or delivering the Notice ("Sender"); or

(c)
by email, provided that when a Notice is served on or delivered to the Recipient by email, the Sender must deliver a copy of such Notice to the Recipient in accordance with the provisions of clauses 23.3(a) and 23.5(a) or clauses 23.3(b) and 23.5(b) by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been served or delivered in accordance with clause 23.5(c).

23.4	Contact details for Notices
The postal and email addresses and relevant contacts of the parties for the purposes of clause 23.3 are:

Seller:	The Hain Celestial Group, Inc.
FAO:	[Redacted]
Address:	1111 Marcus Avenue, Lake Success, New York 11042, USA
Email:	[Redacted]
Copy:	DLA Piper UK LLP of 160 Aldersgate Street, London EC1A 4HT (marked for the attention of Robert Bishop)

Email:	[Redacted]

Purchaser:	Ebro Foods S.A.
Purchaser's Agent:	S&B Herba Foods, Ltd
FAO:	[Redacted]
Address:	Orpington Central Court | 1b Knoll Rise Orpington, Kent, BR6 0JA
Email:	[Redacted]
Copy:	[Redacted]
or, in each case, such other address or contact as a party may notify to the others in accordance with this clause 23 or clause 24.4. Notice of any change shall be effective five Business Days after the date on which it is deemed to have been served or delivered in accordance with this clause 23, or such later date as may be specified in the Notice.

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23.5	Deemed service or delivery
Any Notice which has been served or delivered in accordance with clause 23.3 shall be deemed to have been served or delivered:

(a)	if served or delivered personally, by hand or by courier, at the time of service or delivery at the relevant address;

(b)	if posted by prepaid recorded delivery post or equivalent, at 10.00 am on the third Business Day after the date of posting; or

(c)	if sent by email, at the time the email is sent,
provided that if, under clauses 23.5(a) or 23.5(c), any Notice would be deemed to have been served or delivered after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00 am on the second of such Business Days.

23.6	Proof of service or delivery
In proving service or delivery of a Notice, it shall be sufficient to prove:

(a)
that the envelope containing the Notice was properly addressed and either (a) that service or delivery personally, by hand or by courier was made to such address; or (b) posted by prepaid recorded delivery post (or equivalent) and delivered to the address on it; or

(b)	in the case of email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 23.3.

23.7	Service of process
Clause 23 shall not apply to the service of process in any legal action or proceedings relating to any Acquisition Dispute.

24.	AGENT FOR SERVICE

24.1
In this clause 24, "Seller's Agent" means Hain Frozen Foods UK Limited, 2100 Century Way, Thorpe Park Business Park, Leeds, West Yorkshire, LS15 8ZB and "Purchaser's Agent" means S&B Herba Foods, Ltd. Orpington Central Court | 1b Knoll Rise Orpington, Kent, BR6 0JA (or, in each case, any substitute agent appointed pursuant to clause 24.4).

24.2	The Purchaser:

(a)
(subject to clause 24.4) irrevocably appoints the Purchaser's Agent as its agent to accept service on its behalf of (a) Notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;

(b)
irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Purchaser's Agent in accordance with the provisions of clause 23 (whether or not such Notice is forwarded to or received by the Purchaser); and

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(c)	irrevocably agrees that failure by the Purchaser's Agent to notify it of the process will not invalidate the legal action or proceedings concerned.

24.3	The Seller:

(a)
(subject to clause 24.4) irrevocably appoints the Seller's Agent as its agent to accept service on its behalf of (a) Notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;

(b)
irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Seller's Agent in accordance with the provisions of clause 23 (whether or not such Notice is forwarded to or received by the Seller); and

(c)	irrevocably agrees that failure by the Seller's Agent to notify it of the process will not invalidate the legal action or proceedings concerned.

24.4
If, for any reason, the Seller's Agent or the Purchaser's Agent (as the case may be) cease to be able to act as agent or no longer has a postal address in the United Kingdom, the Purchaser or the Seller (as applicable) shall immediately:

(a)	(subject to this clause 24.4) irrevocably appoint a substitute agent with a postal address in the United Kingdom; and

(b)	notify the other party of the name, address and relevant contact (where appropriate) of the substitute agent.
Such appointment and notice shall be effective five Business Days after the date on which the notice given pursuant to clause 24.4(b) is deemed to have been served or delivered in accordance with clause 23.

25.	GOVERNING LAW AND JURISDICTION

25.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English law.

25.2	The Purchaser irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

25.3
The Purchaser irrevocably agrees that the courts of England and Wales are the most appropriate and convenient courts to settle Acquisition Disputes and, accordingly, the Purchaser will not argue to the contrary. Further, the Purchaser irrevocably agrees that a Judgment in any legal action or proceedings brought in the courts of England and Wales in relation to an Acquisition Dispute shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

25.4	Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

25.5	If this agreement is translated into any language other than English, the English language text shall prevail.

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SCHEDULE 1:   WARRANTED INFORMATION
For purposes of this Exhibit 2.1, the following information is omitted from Schedule 1:

•	Organizational details relating to the following Target Entities: Tilda Limited, Tilda Hain India Private Limited and Brand Associates Limited;

•	Organizational details relating to the following Subsidiaries: Tilda International DMCC and Tilda Rice Limited; and

•	Information regarding certain Freehold Property and Leasehold Property.

30

[Omitted]

31

[Omitted]

32

[Omitted]

33

[Omitted]

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SCHEDULE 2:   WARRANTIES

1.	The Hain Sellers

1.1	The Hain Sellers are validly existing and are companies duly incorporated and registered under the law of their jurisdiction of incorporation.

1.2
The Seller has the legal right, full power and authority and all necessary consents and authorisations, including without limitation, all corporate authorisations and governmental and statutory consents, approvals and licences required to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.

1.3
The Selling Shareholders have the legal right, full power and authority and all necessary consents and authorisations, including without limitation, all corporate authorisations and governmental and statutory consents, approvals and licences required to sell the relevant Target Group Entities of which they are a shareholder.

1.4
The Stock Sellers have the legal right, full power and authority and all necessary consents and authorisations, including without limitation, all corporate authorisations and governmental and statutory consents, approvals and licences required to sell the relevant Stock which they own.

1.5
This agreement and each other Acquisition Document to which either the Seller and/or the other Selling Shareholder are or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Seller and/or the other Selling Shareholder and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it).

1.6	The entry into and/or performance of its obligations under this agreement and each other Acquisition Document by each Hain Seller will not:

(a)	conflict with or breach any provision of its constitutional documents;

(b)	breach any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition;

(c)	conflict with or breach any applicable law, order, judgment or any requirement of any Authority, or other restriction to which it is subject or submits; or

(d)	require the consent, approval or authorisation of any Authority, or any other person.

2.	Share Capital

2.1	The Shares and the issued shares of each other Target Group Entity as set out in parts 2 and 3 of schedule 1:

(a)	are legally and beneficially owned by the relevant Selling Shareholder or Target Entity;

(b)	constitute (in each case) the entire issued and allotted share capital of the relevant entity;

(c)	have been properly and validly issued and allotted and are fully paid up; and

(d)	are free from any Encumbrance.

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2.2
Each Target Group Entity is a company duly incorporated and registered under the law of its jurisdiction of incorporation and each Target Group Entity has been in continuous existence since its incorporation.

2.3	No person has any right (whether contingent or otherwise) to require any Selling Shareholder or Target Entity:

(a)	to allot, or grant rights to subscribe for, shares in any Target Group Entity; or

(b)	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Target Group Entity.

2.4	In the last 5 years, none of the Target Group Entities have purchased, redeemed, reduced, repaid or forfeited any of its share capital.

3.	Interests in other companies, etc

3.1
No Target Group Entity is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than the Subsidiaries as set out in part 3 of schedule 1).

3.2
No Target Group Entity has in the last 5 years had any subsidiaries or subsidiary undertakings (within the same meaning as that set out in section 1162 of the UK Companies Act 2006, and applying, mutatis mutandis, to non-UK entities), other than the Subsidiaries as set out in part 3 of schedule 1.

3.3	No Target Group Entity is, or has agreed to become, a member of any partnership, unincorporated association, joint venture or consortium (other than recognised trade associations).

3.4	No Target Group Entity has any branch or permanent establishment outside its country of incorporation.

4.	Corporate Information

4.1	The information set out in parts 1, 2 and 3 of schedule 1 relating to the Target Group Entities and the Selling Shareholders is true, accurate and complete.

4.2	The Due Diligence Information contains a copy of the current constitutional documents of each Target Group Entity.

4.3
The registers and minute books required to be maintained by each Target Group Entity under the law of its jurisdiction of incorporation, a copy of which is contained in the Disclosed Information, are in its possession or under its control and constitute an accurate record of all matters required by law to appear in them, comply with the relevant legal requirements, and are up to date in all respects. No Target Group Entity has received written notice that any of them should be rectified.

4.4
All returns, particulars, resolutions and other documents that each Target Group Entity is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

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4.5	All deeds and documents belonging to each Target Group Entity, or to which it is a party, are in the possession of the relevant Target Group Entity.

4.6	Tilda Rice Limited is considered a dormant company under the laws of England and Wales and is non-trading.

4.7
There are no powers of attorney granted by any Target Group Entity to anyone other than another Target Group Entity or one of their officers or employees in the ordinary course of business which are currently in force.

4.8
No person who is not an employee or officer of a Target Group Entity is entitled or authorised in any capacity to bind or commit any Target Group Entity to any obligation outside the ordinary course of the Business.

5.	Insolvency

5.1
Neither the Seller, any other Selling Shareholder nor any Target Group Entity is insolvent under the law of its jurisdiction of incorporation, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.

5.2	No arrangement or compromise has been proposed, agreed to or sanctioned between any creditor and either of the Seller, any other Selling Shareholders or any Target Group Entity.

5.3
No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Seller, any other Selling Shareholders or any Target Group Entity or any of their assets nor has any application or notice of intention to appoint any such person been made.

5.4
No resolution has been passed, proceedings commenced or order made for the winding-up or striking off or any other reorganisation or restructuring of the Seller, any other Selling Shareholders or any Target Group Entity.

6.	Accounts

6.1	The Accounts:

(a)
were prepared in accordance with applicable laws and generally accepted accounting practices in force at the date to which they were prepared in the jurisdiction of incorporation of the relevant Target Group Entity;

(i)	gave a true and fair view of the state of:

(A)	the financial position, assets and liabilities and state of affairs of the relevant Target Group Entity as at the relevant Accounts Date; and

(B)	the profit or loss and cash flow of the relevant Target Group Entity for the financial year ended on the relevant Accounts Date;

(ii)
were prepared on a basis substantially consistent with the statutory accounts of the relevant Target Group Entity for the previous three financial years and prepared using consistent accounting policies and procedures.

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6.2	The results shown by the Accounts were not affected by any extraordinary item (as such term is defined in FRS 102).

7.	Management accounts and Pro-forma Accounts

7.1	The Management Accounts are not misleading in any material respect.

7.2	The Management Accounts were:

(a)
prepared with due care and attention and on a basis substantially consistent with the management accounts of the relevant Target Group Entity for the previous three financial years, it being acknowledged that they have not been prepared on a statutory basis and have not been reviewed or considered by the relevant Target Group Entity's auditors; and

(b)
in the case of each Target Group Entity, prepared in all respects using accounting practices, policies and procedures consistent with those adopted in the preparation of the management accounts of the relevant Target Group Entity for the previous financial year.

7.3
The Pro-forma Accounts were prepared in good faith and provide an aggregated view of the state of affairs of the Target Group Entities, their assets and liabilities and their profits or losses (after taking into account the various adjustments made in preparing the Pro-forma Accounts), as at and for the periods set out therein that is not materially misleading having regard to the purpose for which the underlying Management Accounts were prepared, it being acknowledged that they have not been prepared on a statutory basis and have not been reviewed or considered by the relevant Target Group Entity's auditors.

8.	Changes Since the Accounts Date

8.1	In respect of each Target Group Entity, since the Accounts Date (relevant to such Target Group Entity):

(a)	it has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern;

(b)	has not made, or agreed to make, capital expenditure exceeding in total £250,000 which is not reflected in the Management Accounts;

(c)	it has not passed a resolution of its shareholders (ordinary or special) and no dividend or distribution has been declared, authorised or paid (except for as provided in the Management Accounts);

(d)
it has not made any changes in the terms of employment, including pension fund commitments which, taken together, could increase the staff costs of the Target Group Entities, in aggregate, by more than £500,000 per annum or the remuneration of any one director or employee by more than £100,000 per annum; and

(e)	no agreements or arrangements have been entered into (or existing agreements or arrangements otherwise amended) with any member of the Seller Group.

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9.	Funding and Security

9.1
The Disclosed Information contains details of all overdrafts, loans, borrowings or other indebtedness or other financial facilities (including in respect of loan stock/notes, letters of credit, bank guarantees or similar facilities, debentures, factoring/invoice discounting/stock financing arrangements, derivatives and hedging arrangements) currently available to or owing by any Target Group Entity ("Facilities") together with all security and guarantees (i) provided by any Target Group Entity as security for and/or to guarantee any indebtedness of a member of the Seller Group and/or (ii) provided by any entity within the Seller Group which is not a Target Group Entity to secure or guarantee any indebtedness of a Target Group Entity.

9.2	No Target Group Entity has within the past 2 years received written notice (and there is no written notice received before that time that is still outstanding at the date of this agreement):

(a)	that it is in default under the terms of any of the Facilities (which default remains outstanding at the date of this agreement);

(b)	to repay any of the Facilities in advance of their stated maturity;

(c)	of a demand under any guarantee given by it in respect of any indebtedness owed by a member of the Seller Group; or

(d)	of any enforcement action threatened, pending or in progress in respect of any security provided by it to secure the indebtedness of any member of the Seller Group.

9.3	No Target Group Entity is a party to any subsisting debt factoring or discounting arrangement or agreement.

9.4
The entry into and performance of their respective obligations under this agreement and each other Acquisition Document by the parties will not breach any of the Facilities or give rise to any charge, fee or financial penalty under any of them.

9.5	There are no guarantees, securities, indemnities, agreements or other commitments given by or binding on any Target Group Entity in respect of any obligation or liability of the Seller Group.

9.6	There are no amounts due to Bank of America N.A from Tilda Hain India Private Limited under the Master Facilities Agreement dated 10 October 2017.

10.	Assets
For the purposes of this paragraph 10 only, a "material asset" means `an asset (other than the Properties, IP, inventory, goodwill and trading stock) with a book value in the relevant Target Group Entity Accounts of, or one acquired since then at a purchase price of, more than $50,000.

10.1	Each Target Group Entity owns (legally and beneficially) and has the right to use, all material assets, free from any Encumbrance.

10.2	All material assets are in the possession of or under the control of the Target Group Entities.

10.3
In the Seller's reasonable opinion, the material assets used or held by each Target Group Entity comprise all of the material assets necessary for the continuation of the business of such Target Group Entity as currently carried on.

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10.4	No member of the Seller Group depends on the use of assets owned, or facilities and services provided, by any of the assets owned by the Target Group Entities.

10.5
No Target Group Entity depends on the use of assets owned, or facilities provided, by any member of the Seller Group (or any person connected with any member of the Seller Group) which will not be transferred to the Purchaser at Completion.

10.6	The list of assets contained in the Disclosed Information is a true and accurate list of each of the material assets owned by the Target Group Entities.

10.7	The Disclosed Information contains details of each hire purchase or finance lease agreement under which any material asset is held by any Target Group Entity ("Finance Lease Agreements").

10.8
No Target Group Entity has within the past two years received written notice from a counterparty to any Finance Lease Agreement that it is in breach of its obligations under such agreement (which breach remains outstanding at the date of this agreement).

10.9
No Target Group Entity and, so far as the Seller is aware, no other party is in breach of any Finance Lease Agreement. So far as the Seller aware, there are no circumstances which are likely to give rise to such a breach.

11.	Stock and Inventory

11.1
The Stock and each Target Group Entity's stocks of raw materials, consumables, packaging and unfinished goods which are in the relevant Target Group Entity's possession and control comprise items of the type and quality regularly used by or produced in its business, are not obsolete and are useable in the ordinary and usual course of its business for the purpose for which they were acquired or produced.

11.2
The Stock and each Target Group Entity's stocks of finished goods which are in the relevant Target Group Entity's possession and control are saleable in the ordinary and usual course of its business in accordance with each relevant Target Group Entity's past practice.

11.3
The Stock and each Target Group Entity's stocks of raw materials, consumables, packaging and unfinished goods which are in the relevant Target Group Entity's possession and control are not excessive and are adequate for the current requirements of its business, having regard to current trading and reasonably anticipated demand.

12.	Debtors
No Target Group Entity is owed any sums other than trade receivables incurred in the ordinary course of business.

13.	Real property

13.1	The Properties comprise all the land and buildings owned or occupied by any Target Group Entity.

13.2	The Properties comprise all the land and buildings required by the Target Group Entities to carry out the Business.

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13.3	There are no liabilities in the Target Group Entities relating to properties not currently owned or occupied by Target Group Entities and there are no agreements to acquire any further property.

13.4	The brief particulars of the Properties set out in parts 4 and 5 of schedule 1 are true and accurate.

13.5	In relation to each lease under which any part of the Properties are held:

(a)	the rents and other monies due and payable under it have been paid when due; and

(b)
the Target Group Entity named in part 5 of schedule 1 as its holder has not received within the past two years written notice from the landlord that it is in material breach of its obligations under such lease (which breach remains outstanding at the date of this agreement) nor any notice to quit and each such lease nor any notice that such lease has expired for any other reason.

13.6	The Target Group Entity named in part 4 of schedule 1 as 'owner' and in part 5 of schedule 1 as 'lessee' is the legal and beneficial owner of the relevant Property.

13.7	The Freehold Properties are free from any Encumbrance. So far as the Seller is aware, no person has claimed to be entitled to any such Encumbrance.

13.8	The Target Group Entities are the sole occupants of the Properties.

13.9	No Target Group Entity has received any written notice concerning an upcoming rent review in relation to any leasehold property occupied by any Target Group Entity.

13.10
So far as the Seller is aware, there is no unfulfilled obligation to reinstate any leasehold property by removing or dismantling any alteration made to it by any Target Group Entity and it obtained all the relevant consents to make any such alterations.

14.	Environmental matters

14.1
The Target Group Entities have all Environmental Consents required by Environmental Law to operate the business as currently conducted and are not in material breach of any conditions of any Environmental Consent.

14.2
No steps have been taken which remain outstanding in relation to the revocation, cancellation, suspension, withdrawal, amendment, variation, restriction or surrender of any Environmental Consent required by Environmental Law. Details of any outstanding or pending applications by any Target Group Entity for any Environmental Consent in relation are contained in the Disclosed Information.

14.3
No Target Group Entity has received within the past three years any written notice of any proceedings or claims from any person, regulatory body, court or competent organisation alleging any breach of Environmental Law.

14.4	No Property has been affected by flooding in the last five years.

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15.	Insurance

15.1
The policies of insurance maintained by or on behalf of each Target Group Entity are in full force and effect, all premiums due on them have been paid and all other conditions of the policies have been performed and observed. No Target Group Entity has done, or omitted to do, anything that may result in an increase in the premium payable for any of the policies, or affect the renewal of any of the policies.

15.2	The Disclosed Information contains summary details of all insurance policies maintained by or on behalf of any Target Group Entity. The premiums due in respect of such policies have been fully paid.

15.3	The Disclosed Information contains details of all insurance claims in excess of $10,000 per claim made by any Target Group Entity in the last 12 months or which are currently outstanding.

16.	IP

16.1
Each Target Group Entity owns (free from all Encumbrances), or has licensed to it, the IP which is material IP to the business of such Target Group Entity ("Business IP"). The list of the Business IP owned by each Target Group Entity contained in the Disclosed Information is true, accurate and complete, and reflects all the Business IP owned by each Target Group Entity.

16.2	The Business IP comprises all the IP that is necessary to carry on the business of each Target Group Entity as currently carried on.

16.3	The Disclosed Information contains details of the Business IP which is registered, or the subject of an application to register it, in the name of any Target Group Entity ("Registered IP").

16.4
In the last three years, no Target Group Entity has received any written notice challenging the validity or objecting to the registration of any Registered IP or challenging the Target Group's ownership of any Business IP.

16.5	The Target Group Entities have not licensed or agreed to license any IP rights to, or otherwise permitted the use of any IP rights it owns by, any third party.

16.6	So far as the Seller is aware, in the last three years, no third party has infringed any Business IP.

16.7	The Disclosed Information contains details of the licences (other than software licences) granted to any Target Group Entity relating to the Business IP ("Material IP Licences").

16.8
No Target Group Entity has within the past three years received written notice from any counterparty to any Material IP Licence that it is in material breach of such licence (which breach remains outstanding at the date of this agreement) and the Seller is not aware of any circumstances which could give rise to any such claim.

16.9	Within the past three years, no Target Group Entity has received any written notice alleging any infringement of any third party's IP.

16.10	The Domain Names comprise all the domain names used by any Target Group Entity.

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17.	IT Systems

17.1	In this paragraph 17, "IT Systems" means the computer systems used by any Target Group Entity other than the internet and third party telecommunications networks.

17.2
The Disclosed Information contains details of the software licences (other than standard off-the-shelf licences) that are material to the IT Systems. So far as the Seller is aware, no Target Group Entity is in material breach of any such licence.

17.3	The Disclosed Information contains the Target Group Entities' disaster recovery plans for the IT Systems.

17.4
The IT Systems are in satisfactory working order in all material respects and function in accordance with their specifications. There has not been a breakdown, failure or third party breach of the IT Systems during the two years prior to the date hereof which had a materially disruptive effect on any Target Entity's ability to carry on its business in the ordinary course of trading.

17.5
The IT System is fully self‑standing and under the Target Group's sole control (subject to contracts with the relevant providers, which have been Disclosed). The IT Systems are not dependent on any facilities, equipment, software or systems provided by the Seller or any other member of the Seller's Group.

18.	Data protection

18.1	The Target Group Entities have at all times complied with the Data Protection Laws in all respects.

18.2	The Target Group Entities have introduced and applied data protection policies intended to promote awareness of, and compliance with, the Data Protection Laws.

18.3
The Target Group Entities have not, in the period of three years preceding the date of this agreement, suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data (not including breaches which were unlikely to result in any risk to the rights and freedoms of natural persons), and each of the Target Group Entities have passed all regulatory audits to which they have been subject.

18.4	The Target Group Entities have not in the period of three years preceding the date of this agreement received any:

(a)
written notice or request from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws; or

(b)	written notice from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Seller is aware, there is no fact or circumstance that is likely to lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

18.5	Tilda Limited was not responsible for any breach of Data Protection Law in respect of the matter referenced in document 6.4.9.2 of the Data Room.

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19.	Material contracts

19.1
The Disclosed Information contains either (i) a complete copy of each Material Contract or (ii) a written summary of the material terms of each Material Contract and/or a complete copy of the relevant general terms and conditions and/or price lists currently applicable (to the extent that the terms of such Material Contract are included within a written agreement).

19.2	No Target Group Entity has received within the past two years written notice from any counterparty to any Material Contract that it is in material breach of such contract.

19.3
No Target Group Entity and, so far as the Seller is aware, no counterparty to a Material Contract is in breach of such Material Contract. So far as the Seller aware, there are no circumstances which are likely to give rise to such a breach or default of a Material Contract by any party.

19.4
No Target Group Entity has received written notice from any counterparty to a Material Contract that it intends to terminate it and so far as the Seller is aware there are no circumstances which could reasonably be expected to give rise to a notice of termination.

19.5
No Target Group Entity is party to any agreement, arrangement or understanding that would restrict it from doing business in any part of the world or which requires it to do business exclusively with any other party.

19.6
No Target Group Entity is party to any Material Contract that is capable of unilateral price variation by any counterparty in relation to which such Target Group Entity would be obliged to supply products at such varied price.

19.7
In the 12 months ending with the date of this Agreement, no Target Group Entity has suffered: (i) the loss of any Key Customer; (ii) a material reduction in trade with any Key Customer; or (iii) a substantial change to the terms of trading with any Key Customer, and, so far as the Seller is aware, there are no circumstances which are likely to result in any of such things.

19.8
In the 24 months ending with the date of this agreement, no Target Group Entity has experienced a material shortage of supply of rice which caused it in any material respect to be unable to meet its customer demands.

19.9
So far as the Seller is aware the discount and market promotions spend which has been committed to for 2019 by each Target Group Entity (as at the date of this agreement) is not materially inconsistent with past practice.

19.10	There are no Material Contracts under which a Target Group Entity is contractually obliged to purchase minimum quantities of raw materials, packaging or products from suppliers.

19.11
There are no termination costs or compensation payable (other than as may be mandatory under applicable law) to any agent or distributor of any Target Group Entity in the event that the relevant agency or distributor arrangements are terminated or expire under the terms of a written agreement or in accordance with applicable law.

19.12
There are no termination costs or compensation payable (other than as may be mandatory under applicable law) to any co-packer of any Target Group Entity in the event that the relevant co‑packer arrangements are terminated or expire under the terms of a written agreement or in accordance with applicable law.

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20.	Product Safety

20.1
In the 12 months prior to the date of this agreement there has been no product safety related withdrawal or recall in respect of products manufactured or supplied by the Target Group Entities, nor so far as the Seller is aware do any circumstances exist which are reasonably likely to give rise to the occurrence of such a recall or withdrawal.

20.2
In the 12 months prior to the date of this agreement no Target Group Entity has received written notice from an Authority concerning any potential or actual breach of any applicable laws and regulatory codes of practice in force at the date of this agreement which relate to food safety, content and/or hygiene (including those concerning food production, processing, storage, handling, sale and service).

20.3	Each Target Group Entity has, where required in accordance with local laws, registered its food manufacturing premises as a food business with each relevant Authority.

20.4
The Disclosed Information contains details of each end consumer claim made in the last 12 months or still unresolved as at the date of the agreement which resulted or could result in a payment to the customer in excess of $25,000.

21.	Anti-Trust

21.1
In this paragraph, "Anti-trust Law" means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

21.2
In the last two years, no Target Group Entity has given any formal written assurance or undertaking to any Authority in relation to Anti-trust Laws which affects its ability to carry on its business as currently conducted.

21.3
So far as the Seller is aware, no Target Group Entity is the subject of, nor has been given written notice of, any current formal investigation by any relevant Authority in relation to Anti‑Trust Laws.

21.4
No Target Group Entity is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

22.	Employees and terms of employment

22.1
The Disclosed Information contains anonymised details of the employees of the Target Group Entities which are up to date as at 5 July 2019 (in respect of employees of Tilda Hain Private India Limited and Tilda International DMCC) and 6 July 2019 (in respect of employees of Tilda Limited) including:

(a)	the job title, relevant employing entity, start date and, if different, date of commencement of continuous service of each employee;

(b)	material details of the terms of employment of each Senior Employee;

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(c)
a representative sample of standard terms and conditions of employment used for each grade of employee and details of the staff handbooks and employment policies which apply to each Target Group Entity's employees;

(d)	details of all employees who are on secondment, maternity, paternity, adoption, shared parental leave or other leave or who are absent due to ill-health or for any other reason; and

(e)	details of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Target Group Entities' employees.

22.2
No Target Group Entity owes anything to any Employee other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims (as applicable).

22.3	So far as the Seller is aware, no Target Group Entity is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees.

22.4	So far as the Seller is aware, no Target Group Entity is under any contractual obligation to pay any bonus to any of its employees.

22.5
No Target Group Entity has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations) 2006) and, within this period, none of the employees or former employees of any Target Group Entity have transferred to a Target Group Entity under any such regulations (or comparable regulations or laws in any other relevant jurisdiction); or (ii) undertaken a redundancy exercise involving the dismissal of 20 or more employees at any one establishment.

22.6	Every Senior Employee who requires permission to work in the UK has current and appropriate permission to work in the UK.

22.7
In the last two years each Target Group Entity incorporated in the UK has complied with its obligations in respect of all current and former employees and workers of the Target Group regarding holiday pay for periods of holiday taken under regulation 13 of the UK Working Time Regulations 1998 and such payments have been calculated and paid in accordance with the applicable legislation.

23.	Senior Employees

23.1	No Target Group Entity has given notice of termination or retirement to, or received notice of resignation from, any Senior Employee.

23.2	No Target Group Entity has made any offer of employment to any person who, if employed, would be a Senior Employee which has either been accepted or remains open for acceptance.

23.3	No Senior Employee will become entitled to any payment or other benefit, or be entitled to give notice to terminate his employment, as a result of Completion.

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24.	Collective agreements, etc
The Disclosed Information contains details of all agreements or arrangements entered into by any Target Group Entity with, or recognising, any trade union, works council, staff association or other body representing any of its employees.

25.	Employment disputes

25.1	No Target Group Entity is involved in any industrial dispute that is of material importance to that Target Group Entity.

25.2
No Target Group Entity has any dispute, claim, legal action, proceeding, suit, litigation, prosecution, arbitration or any other form of alternative dispute resolution or liability outstanding with or in relation to any of its current or former officers or employees, no such dispute is pending or threatened and, so far as the Seller is aware, there are no circumstances which are likely to give rise to such a dispute or liability.

26.	Pension benefits

26.1	The Disclosed Information contains copies of the material governing documentation and communications with employees and former employees in relation to the Pension Scheme.

26.2	So far as the Seller is aware, the Pension Scheme is operated in material compliance with the provisions of its governing documentation and all relevant laws and regulations.

26.3	All contributions which have fallen due for payment in relation to the Pension Scheme have been paid.

26.4	The Pension Scheme is the only arrangement under which the Target Group Entities have or may have any obligation (whether or not legally binding) to provide or contribute towards Pension Benefits.

26.5
No Target Group Entity has ever participated in, or been associated or connected with an entity that participates or has participated in a pension scheme which provides benefits other than money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

26.6
There are no ongoing or anticipated, regulatory investigations or proceedings, claims (other than routine claims for benefits), complaints, litigation or disputes in relation to the governance, administration or management of the Pension Scheme or provision of Pension Benefits by any Target Group, and there are no circumstances which may give rise to regulatory investigations or proceedings, or a claim, complaint, litigation or disputes.

27.	Compliance with laws

27.1
So far as the Seller is aware, each Target Group Entity conducts its business in all material respects in accordance with applicable laws of any jurisdiction in which it is incorporated or carries on business.

27.2
Each Target Group Entity holds all material licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at Completion (the "Consents").

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27.3
Each of the Consents is valid and subsisting, and no Target Group Entity is in breach of the terms or conditions of the Consents (or any of them). There is no reason why any of the Consents may be revoked or suspended (in whole or in part) or may not be renewed on the same terms.

28.	Litigation

28.1
No Target Group Entity (or, so far as the Seller is aware, any of its respective directors or any other person for whose acts any Target Group Entity may be vicariously liable) is involved in (or has received notification that it is likely to be involved in) in any of the following matters (such matters being referred to in this paragraph 28 as "Proceedings"):

(a)
civil, criminal, regulatory administrative, arbitration or other proceedings, claims, actions or hearings that are likely to have a material adverse effect either on the Target Group Entities taken as a whole or any particular Target Group Entity; or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any Authority.

28.2	There are:

(a)
no Proceedings pending or threatened by or against any Target Group Entity or any of its respective directors (or, so far as the Seller is aware, any of its respective directors or any other person for whose acts any Target Group Entity may be vicariously liable); and

(b)	no circumstances likely to give rise to any such Proceedings.

28.3	No Target Group Entity has given in connection with any Proceedings any undertaking which remains in force.

29.	Defective products

29.1
In the last two years, no Target Group Entity has manufactured or sold any products that were at the time they were manufactured, sold or supplied or are, faulty or defective, or that did not or do not comply with any:

(a)	warranties or representations expressly or impliedly made by or on behalf of the relevant Target Group Entity in connection with such products; or

(b)	laws, regulations, standards and requirements applicable to such products.

30.	Judgments, etc.
There is no outstanding or pending judgment, order, ruling or decision by any, court, tribunal, arbitrator or Authority which is likely to have a material adverse effect either on the Target Group Entities taken as a whole or any particular Target Group Entity.

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SCHEDULE 3:     TAX
Part 1:   Tax Covenant

1.	Definitions and interpretation

1.1	In this schedule:
"Accelerated Payment Notice" or "APN" means a notice served under section 219 Finance Act 2014;
"Accounts Relief" means:

(a)	a Relief which has been treated as an asset in the Completion Statements; or

(b)
a Relief which has been taken into account in computing and so reducing or eliminating a provision for deferred tax which appears in the Completion Statements or has resulted in no provision for deferred tax being made in the Completion Statements;

"Actual Tax Liability" means a liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) of a Target Group Entity to make a payment or increased payment of or on account of Tax whether or not such liability has been discharged prior to Completion;
"Assessment" means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including a Tax Authority) from which it appears that a Target Group Entity (or, in the case of an Assessment referred to in paragraph 12.1(b), any Relevant Company) has or may have a Tax Liability;
"Corresponding Relief" has the meaning given in paragraph 9.1(c);
"CTA 2009" means the Corporation Tax Act 2009;
"CTA 2010" means the Corporation Tax Act 2010;
"Effective Tax Liability" means:

(a)	the unavailability of any Accounts Relief; or

(b)
the set-off or other use against any Tax or against income, profits or gains of any Accounts Relief or any Post-Completion Relief in circumstances where, but for such set-off or other use, an Actual Tax Liability would have arisen in respect of which the Seller would have been liable to the Purchaser under this schedule;

"Event" means any act, failure, omission, event or transaction, whether or not any Target Group Entity was a party thereto, and includes, without limitation, the expiry of any period of time, the entry into of this agreement, the sale of the Shares pursuant to this agreement, any arrangement or change in circumstances and Completion;
"Follower Notice" means a follower notice as referred to in Chapter 2, Part 4 Finance Act 2014;
"Group Relief" means any Relief available between members of a Tax Group;

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"ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;
"Post‑Completion Relief" means a Relief which arises, but only to the extent that it arises:

(a)
to a Target Group Entity by reference to an Event occurring after Completion or by reference to or in consequence of any period commencing after Completion (treating the date of Completion as the end of a period for these purposes); or

(b)	at any time to any member of the Purchaser Group (other than a Target Group Entity);
"Relevant Amount" means, in relation to an over‑provision, under-stated right to repayment of Tax (including any interest or repayment supplement) or a Corresponding Relief, an amount equal to such over‑provision, under-stated right to repayment of Tax or the amount of the Corresponding Relief;
"Relevant Company" means each Target Group Entity and any other company which is, or has been, treated for the purposes of any Tax as being a member of the same group of companies as the Purchaser or as being associated with the Purchaser;
"Relevant Periods" means all accounting periods of each Target Group Entity ended before or on Completion;
"Relief" means any loss, relief, allowance, credit, deduction, exemption or set-off in respect of Tax (or in respect of the computation of income, profits or gains for Tax purposes) or any credit against or right to repayment of Tax, and in the case of a right to repayment of Tax includes any interest or repayment supplement;
"Straddle Period" means the accounting period of each Target Group Entity current at Completion;
"Tax" means any form of tax and any duty, levy, withholding, contribution, impost, charges or tariff in the nature of tax, whether of the United Kingdom or elsewhere, including:

(a)
aggregates levy, air passenger tax, capital gains tax, climate change levy, corporation tax, customs and excise duties, income tax (including PAYE), inheritance tax, insurance premium tax, landfill tax, national insurance contributions, social security contributions, stamp duty, stamp duty land tax, stamp duty reserve tax and VAT;

(b)
any amount of tax which is the subject of or results in a charge, security or right to sell imposed by, or provided by statute to, a Tax Authority over the Shares or any of the assets of the Target Group Entities;

(c)
all interest, penalties, surcharges and fines relating to any of the above or to a failure to make any return, comply with any reporting requirements or supply any information in connection with any of the above or to any failure to register, deregister or give any notification in respect of any of the above or to any failure to comply with any APN or Follower Notice;

"Tax Authority" means any Authority competent to impose, assess, collect or administer or having any other functions in relation to any Tax;
"Tax Group" means those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies or fiscal unity;

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"Tax Liability" means any Actual Tax Liability or Effective Tax Liability which gives or may give rise to a Tax Claim, or any other liability which gives or may give rise to a claim under paragraph 2.4, 2.6, 2.7, 2.8 or 2.9
"unavailability" in relation to a Relief includes loss, disallowance, clawback, reduction, restriction, cancellation, counteraction or non-availability ab initio;
"VAT" means any value added tax, turnover tax, sales, use or goods and services tax (or any equivalent or similar tax in any jurisdiction), including for the avoidance of doubt any such tax chargeable in the UAE, and in the United Kingdom means Value Added Tax (or any tax replacing it) and in India includes both national / central and state goods and services tax; and
"VATA" means the Value Added Tax 1994.

1.2	The value of an Effective Tax Liability is:

(a)	where the Effective Tax Liability involves the unavailability of any Accounts Relief:

(i)	if the Accounts Relief which is unavailable is a right to repayment of Tax, the amount of the repayment which is unavailable; and

(ii)
if the Accounts Relief which is unavailable is not a right to repayment of Tax, the amount of additional Tax which any Target Group Entity is liable to pay which it would not have been liable to pay if the Accounts Relief had been available (assuming that the relevant Target Group Entity then had sufficient profits and was otherwise in a position actually to use in full the Accounts Relief); or

(b)
where the Effective Tax Liability involves the set-off or other use of an Accounts Relief or Post-Completion Relief, the amount of additional Tax which a Target Group Entity would have been liable to pay if the set-off or use had not occurred.

1.3
In this schedule, references to income, profits or gains earned, accrued or received or an Event which has occurred include income, profits or gains deemed (for the purposes of the relevant Tax) as having been earned, accrued or received or an Event deemed (for the purposes of the relevant Tax) to have occurred, as the case may be.

1.4	In this schedule, references to a Tax Liability arising by reference to any Event include:

(a)	a Tax Liability where the Event is deemed (for the purposes of the relevant Tax) to have occurred;

(b)
in the case of a reference to any Event occurring on or before Completion, the combined effect of two or more Events all of which occurred (or are treated for the purposes of the relevant Tax as having occurred) on or before Completion; and

(c)
a Tax Liability in connection with a Follower Notice or an Accelerated Payment Notice where the Arrangements (within the meaning of section 201 Finance Act 2014) in respect of which the Follower Notice or Accelerated Payment Notice is given were constituted by an Event or Events which took place on or before Completion.

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1.5	In this schedule, references to any matter or thing occurring in the ordinary course of business exclude, without limitation, the following:

(a)
any grant, disposal or supply of any asset, service or right to the extent that the consideration treated as received by any Target Group Entity for the purposes of the relevant Tax exceeds the consideration actually received by it;

(b)
the making or declaring of any distribution and the grant or release of any right to any distribution and, for the purposes of this paragraph, distribution shall include any matter or thing that is treated as a distribution for the purposes of the relevant Tax; and

(c)	any Event which gives rise to any penalty, fine, surcharge, charge or interest relating to Tax.

1.6	In this schedule:

(a)	references to a company being "connected" with another shall be construed in accordance with the provisions of section 1122 of the CTA 2010;

(b)
any repayment which any Target Group Entity is required to make to a Tax Authority in respect of a payment of a payable tax credit (including, for the avoidance of doubt, any payment of research and development credit or similar) which has previously been made to any Target Group Entity shall be deemed to be Tax in respect of which the relevant Target Group Entity is liable to make an actual payment; and

(c)
the expression to the extent that and similar expressions or phrases shall be construed as meaning "if, and if so only insofar as and to the extent that", and provisions for or references to reducing, limiting or excluding the Seller's liability to the extent that a condition is met shall be taken to mean that the Seller's liability is reduced, limited or excluded only insofar as and to the degree that the relevant condition is met. By way of illustration, if:

(i)
the Seller is prima facie liable for £100 under the Tax Covenant in respect of a matter "X", subject to a limitation that provides the Seller has no liability to the extent that "X" is provided for in the Completion Statements; and

(ii)	there is a provision for "X" in the Completion Statements, but only of £75, then the intention is that the Seller should be liable in respect of "X", but only for £25 (subject to any other limitations and exclusions that may apply in a particular case).

1.7
It shall be assumed for the purposes of this schedule (and in particular for calculating any Actual Tax Liability or any Relief) that the date of Completion is the end of an accounting period for the purposes of section 10 CTA 2009 and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this schedule.

2.	Tax Covenant
The Seller covenants to pay to the Purchaser an amount equal to:

2.1	any Actual Tax Liability arising by reference to any Event which occurred or any income, profits or gains which were earned, accrued or received on or before Completion;

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2.2	the value of any Effective Tax Liability;

2.3
any Actual Tax Liability arising by reference to the non‑payment of Tax by the Seller or any other person (other than a Target Group Entity) which is, or has been, treated for the purposes of any Tax as being a member of the same group of companies as or connected with any Target Group Entity (prior to Completion) or the Seller;

2.4
any liability of the Purchaser or a Target Group Entity to pay or account for income tax under the PAYE system or national insurance contributions or any equivalent or similar Tax or contributions chargeable pursuant legislation in any other jurisdiction (together with any related interest and/or penalties) which arises at any time in respect of all current (at Completion) and former (prior to Completion) employees and officeholders of any Target Group Entity and arises as a result of:

(a)
the acquisition, exercise, vesting, disposal, release or variation of or any other event relating to any option or other right to acquire shares or an interest in shares or to any restricted stock unit or performance stock unit, in each case that was granted to or acquired by that person prior to Completion;

(b)	the acquisition, disposal, release or variation of any shares or stock, rights attaching to shares or stock or any interest in shares or stock acquired by that person before Completion;

(c)
the acquisition, disposal, release or variation of any shares or stock, rights attaching to shares or stock or any interest in shares or stock acquired as a result of the exercise of any option or right (or the vesting of any interest or right) granted to or acquired by that person before Completion; or

(d)
the failure after Completion by any employee to make good to any Target Group Entity after Completion any income tax for which the relevant Target Group Entity is required to account and which the Seller is liable for under paragraphs 2.4(a) to 2.4(c) (inclusive);

2.5
any Actual Tax Liability that arises at any time under Part 7A of ITEPA 2003 (including any such liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of any Target Group Entity, or for the benefit of any relevant person, by an employee benefit trust or another third party) where the arrangement giving rise to the charge was entered into either:

(a)	before Completion at a time when the third party was acting on the instructions of, or for the benefit of, any Target Group Entity or an associate of any Target Group Entity;

(b)	after Completion at a time when the third party was acting on the instructions of the Seller or any member of the Seller Group;

2.6
any liability of a Target Group Entity to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Purchaser Group) in respect of Group Relief under any arrangement or agreement entered into on or before Completion;

2.7	the loss or failure to obtain, in whole or in part, of the right of a Target Group Entity to receive any payment (other than from a member of the Purchaser Group) for Group Relief under any

53

arrangement or agreement entered into on or before Completion where the payment was taken into account in the Completion Statements;

2.8
any liability of any Target Group Entity to make a payment or repayment of a sum equivalent to, or calculated by reference to, another person's Tax liability where the liability arises under any indemnity, covenant, warranty, guarantee or election entered into or created by a Target Group Entity on or before Completion;

2.9
any liability of the Purchaser or any member of the Purchaser Group to account for any withholding tax or any amount on account of or in respect of Tax on any gain of a member of the Seller Group, in each case pursuant to the provisions of the Indian Income Tax Act 1961, and which arises as a result of or in connection with the transfer of shares of Tilda Hain India Private Limited pursuant to this agreement or the payment of any consideration for that transfer;

2.10
fifty per cent. of any Actual Tax Liability or Effective Tax Liability incurred by Tilda Hain India Private Limited in respect of income or capital gains that arises at any time (but after taking account of any Relief that is available or made available to mitigate or (as the case may be) eliminate any such liability) as a result of or in connection with the transfer of any business and/or assets by Tilda Hain India Private Limited pursuant to the India BTA; and

2.11
the reasonable out-of-pocket costs and expenses incurred by the Purchaser in connection with any successful claim under paragraphs 2.1 to 2.10 or in connection with the liability that is the subject of such successful claim.

2.12
If a Target Group Entity receives an APN then for the purposes of this paragraph 2 any monies required to be paid by the Target Group Entity pursuant to the APN shall be treated as an "Actual Tax Liability" and the due date for payment shall be treated as being the last day of the relevant payment period (as defined in section 223, Finance Act 2014).

3.	Application to Tax Claims
Unless otherwise expressly provided, the provisions of paragraph 1 and paragraphs 4 to 9 shall apply for the purposes of any Tax Claim (regardless of whether it is a claim for or in respect of a breach of a Tax Warranty or under the Tax Covenant).

4.	Tax Claim limitations

4.1
Subject to clause 7.2, the Seller shall not be liable for any Tax Claim unless the Purchaser has given notice to the Seller of the Tax Claim (including such details as are then reasonably known of the Tax Claim) on or before the seventh anniversary of Completion.

4.2	The Seller shall not be liable for any Tax Claim to the extent that:

(a)
provision, reserve or allowance (excluding a provision for deferred Tax) has been made in the Completion Statements in respect of the Tax Liability giving rise to such Tax Claim or the payment or discharge of the Tax Liability giving rise to such Tax Claim has been taken into account in the Completion Statements;

(b)
the Tax Liability giving rise to such Tax Claim results from or is otherwise attributable to, or the amount of such Tax Claim is increased as a result of, any change in law, the rates of Tax, generally accepted accounting principles or the published practice of a Tax Authority in each case announced and occurring after Completion other than a change which has the effect of countering, retrospectively, any scheme or arrangement

54

the sole or main purpose (or one of the main purposes) of which was the avoidance of Tax;

(c)
the Tax Liability giving rise to such Tax Claim results from or is otherwise attributable to, or the amount of such Tax Claim is increased as a result of, any voluntary act, transaction or omission of the Purchaser or any Target Group Entity after Completion, other than:

(i)	in the case of a Target Group Entity, in the ordinary course of its business as conducted at Completion;

(ii)	pursuant to a legally binding obligation of a Target Group Entity created or entered into on or before Completion;

(iii)	an act which the relevant person was required to do by any legislation in force on or before Completion (whether relating to Tax or otherwise);

(iv)	any disclosure required by law to be made to a Tax Authority or other government, state, municipal, local or federal regulatory authority;

(v)	any act required by the Seller under paragraph 5 or otherwise undertaken at the written request or direction of the Seller or any member of the Seller Group; or

(vi)
the payment of any stamp duty on any document, or the bringing into the United Kingdom of any document, entered into on or prior to Completion which is required in order for it to be produced as evidence in court or to prove or obtain registration of the title of the relevant Target Group Entity to any asset owned at Completion, and which the Purchaser is aware, or ought to have been aware, would give rise to such Tax Liability;

(d)
the Tax Liability giving rise to such Tax Claim arises by reason of a voluntary disclaimer, revocation or revision by any Target Group Entity (otherwise than at the written request or direction of any member of the Seller Group) after Completion of any Relief validly claimed by any Target Group Entity before or on Completion;the Tax Liability giving rise to such Tax Claim would not have arisen but for a failure by the Purchaser or any

(e)
Target Group Entity (otherwise than at the written request or direction of any member of the Seller Group) after Completion to make any election, give any notice or claim any Relief, the making, giving or claiming of which was validly taken into account in determining the amount of any provision or reserve for Tax in the Completion Statements;

(f)
the Tax Liability giving rise to such Tax Claim arises by virtue of any change after Completion (whether or not the change is retrospective in whole or in part) in the bases, methods or policies of accounting of any Target Group Entity other than, in the case of any Target Group Entity, where such change is necessary to comply with the law or generally accepted accounting principles in force on or before Completion;

(g)
the Tax Liability giving rise to such Tax Claim is a liability in respect of income, profits or gains earned, accrued or received by any Target Group Entity before Completion (and which remain available to a Target Group Entity immediately following Completion) but which were not (but ought properly to have been) reflected in the

55

Completion Statements, provided that this paragraph (g) shall not apply to limit or exclude the liability of the Seller in respect of any claim under paragraph 2.10 above;

(h)
the Tax Liability giving rise to such Tax Claim has been or is made good or is otherwise compensated for or discharged without cost to the Purchaser, any Target Group Entity or any member of the Purchaser Group;

(i)
the Tax Liability giving rise to such Tax Claim is interest and penalties which would not have arisen but for any failure or delay of more than 10 Business Days by the Purchaser or any Target Group Entity in paying over to the relevant Tax Authority a payment previously made by the Seller in respect of the Tax Liability in question under this agreement;

(j)
such Tax Claim arises from or is attributable to, or the amount of the Tax Claim is increased as a result of, the failure by the Purchaser to comply with the provisions of paragraph 5 or 11 of this part of this schedule;

(k)
any Relief (other than an Accounts Relief or Post-Completion Relief) is available or is made available (for no consideration) to a Target Group Entity to set against or otherwise mitigate the Tax Liability giving rise to such Tax Claim and the Purchaser is aware or made aware of the availability of such Relief in time to allow it to be so used; or

(l)
the Tax Liability giving rise to such Tax Claim would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by any Target Group Entity, being a cessation or change occurring on or after Completion.

4.3
Any payment made by or on behalf of the Seller in respect of any Tax Claim shall satisfy and discharge any other Tax Claim which is capable of being made against the Seller in respect of the Tax Liability, but only to the extent of the payment made.

4.4	The Seller shall have no liability under any Tax Claim in respect of any Tax Liability which is or could be the subject of an Indemnity Claim.

5.	Conduct in relation to Assessments

5.1
If the Purchaser or any Target Group Entity becomes aware of any Assessment which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that such Target Group Entity shall as soon as reasonably practicable (and, in any event, within 15 Business Days) notify the Seller of the Assessment, but such notification shall not be a condition precedent to the liability of the Seller in respect of any Tax Claim.

5.2
The Purchaser shall, and shall procure that each Target Group Entity shall, take such action and give such information and assistance in connection with the relevant Assessment as the Seller may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Assessment, subject to the Seller having first indemnified the relevant Target Group Entity and the Purchaser (to the Purchaser's reasonable satisfaction) against all reasonable costs and expenses which may be incurred in taking action and giving information and assistance pursuant to this paragraph 5.2.

5.3
Subject to paragraph 5.9, if the Seller has given written instructions in accordance with paragraph 5.2 the Purchaser shall keep the Seller informed of the progress in settling the Assessment, and shall procure that copies of all material correspondence pertaining to it are sent to the Seller as soon as reasonably practicable.

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5.4
Subject to paragraph 5.9, if the Seller has given written instructions in accordance with paragraph 5.2 the Purchaser will not (and will procure that the relevant Target Group Entity will not) without the prior consent of the Seller, such consent not to be unreasonably withheld or delayed, in relation to any Assessment:

(a)	transmit any material communication (whether written or otherwise) to any Tax Authority;

(b)	settle or compromise the relevant Assessment; or

(c)	agree any matter which is likely to materially increase the amount of the relevant Assessment.

5.5
Neither the Purchaser nor the relevant Target Group Entity shall be obliged to take any step requested by the Seller under paragraph 5.2 which it reasonably considers would be materially prejudicial to the Tax affairs of the Purchaser or any member of the Purchaser Group (in which case the Purchaser shall seek alternative instructions from the Seller under paragraph 5.2).

5.6
Neither the Purchaser nor the relevant Target Group Entity shall be obliged to comply with any request of the Seller under paragraph 5.2 that involves contesting the Assessment before any tribunal, court or appellate body unless Tax counsel of at least ten years' call ("Counsel") instructed by the Seller (and with the Purchaser approving both the choice of Counsel and the Instructions to Counsel (such approval not to be unreasonably withheld or delayed) and being invited to any consultation with Counsel) and at the sole expense of the Seller has advised that on a balance of probabilities the course of action will succeed (and if not the Purchaser shall seek alternative instructions from the Seller under paragraph 5.2).

5.7
The Seller shall not be entitled under paragraph 5.2 to conduct negotiations and/or proceedings or attend any meetings (where the Purchaser is not also present) with a Tax Authority in respect of the Assessment in the name of the relevant Target Group Entity.

5.8	The provisions of this paragraph 5 shall not apply or, if the provisions of this paragraph 5 already apply, the Seller's rights under this paragraph 5 shall cease to apply if:

(a)	the Seller has become insolvent and steps are taken for the appointment of an administrator, trustee in bankruptcy or similar officer of the Seller; or

(b)
any Tax Authority alleges in writing fraudulent conduct or conduct involving dishonesty on the part of any Target Group Entity or member of the Seller Group prior to Completion in relation to the matter giving rise to the Assessment and that allegation is not revoked, the Purchaser affording the Seller a reasonable opportunity to make representations to the Tax Authority with such an aim.

5.9	The Purchaser shall be free to satisfy or settle the relevant Assessment on such terms as it may in its absolute discretion (but acting in good faith) think fit if:

(a)
the Seller does not request the Purchaser to take any action in relation to the Assessment under paragraph 5.2 within 15 Business Days of the Seller's receipt of notice of the Assessment under paragraph 5.1;

(b)
the Seller does not request that any further action be taken in respect of the Assessment by the Purchaser or any Target Group Entity under paragraph 5.2 within 15 Business Days of the Purchaser seeking instructions in writing from the Seller under paragraph 5.2 (the Purchaser agreeing that such instructions will not be sought unless

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there is genuine uncertainty as to what (or if any) action is required by the Seller in respect of the relevant Assessment);

(c)
the Assessment in respect of which the Purchaser gives notice to the Seller is a Follower Notice or an Accelerated Payment Notice, or any other matter in respect of which the Tax that is the subject matter of the Assessment (the "Disputed Tax") must be paid in advance in order to resist or otherwise deal with the Assessment, and the Seller does not pay to the Purchaser an amount equal to the amount of Tax due in connection with the Follower Notice or Accelerated Payment Notice or the Disputed Tax (as the case may be) within the period of time required to allow the Assessment to be contested; or

(d)	the provisions of paragraph 5.8 apply.

5.10
Notwithstanding any rights of the Seller under this paragraph 5, the Seller may not, nor may their duly authorised agents, without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), require under this paragraph 5 any Target Group Entity to make or give any claim, election, surrender, disclaimer, notice or consent that will or is likely to materially increase the liability to Tax of any Target Group Entity for any period ended after Completion unless the making or giving of such claim, election, surrender, disclaimer, notice or consent was taken into account in the preparation of the provision for Tax in the Completion Statements.

6.	Payment and due date

6.1
Where the Seller becomes liable to make a payment in respect of a Tax Claim or otherwise under this schedule, the due date for making that payment in cleared funds shall be the fifth Business Day after the Purchaser makes a demand for payment or, if later, whichever (if any) of the following dates is applicable:

(a)
in the case of an Actual Tax Liability, the fifth Business Day before the last date on which a Target Group Entity would have to pay the Actual Tax Liability in order to avoid any related interest or penalty;

(b)
in a case falling within paragraph (a) of the definition of "Effective Tax Liability" where the Accounts Relief which is unavailable was a right to repayment of Tax, the date on which a Target Group Entity otherwise would have received such repayment had it been available; or

(c)
in a case falling within paragraph (b) of the definition of "Effective Tax Liability", the date on which a Target Group Entity would have become liable to make a payment of Tax but for the set-off of the Accounts Relief or Post-Completion Relief.

6.2	All payments made by the Seller in respect of a Tax Claim shall be paid without any deduction or withholding unless a deduction or withholding is required by law.

6.3	Any amount due from the Seller under the Tax Covenant shall be calculated on an After-Tax Basis.

6.4
If any amount payable by the Seller to the Purchaser under the Tax Covenant is not paid on or before the due date for payment, that sum shall carry interest at the rate of 3 per cent above the base lending rate of Barclays Bank plc from the due date until payment.

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7.	Mitigation

7.1
If the Seller becomes liable to make any payment to the Purchaser in respect of a Tax Claim, the Purchaser shall, at the written direction of the Seller, procure that each Target Group Entity allows the Seller to surrender, or procure the surrender by any member of the Seller Group of, Group Relief to any Target Group Entity to the extent permitted by law but without any consideration being given for such surrender.

7.2
The Seller's liability in respect of a Tax Claim shall be reduced to the extent that the Tax Liability giving rise to the Tax Claim is reduced by the surrender of Group Relief pursuant to paragraph 7.1.

7.3
Paragraph 7.2 shall be deemed never to have applied to the extent that Group Relief is surrendered to a Target Group Entity pursuant to paragraph 7.1 and that surrender is later denied by a Tax Authority. In such circumstances, the original notice given under paragraph 5.1 in respect of the original Tax Liability in question shall be deemed also to be a notice in respect of the Tax Liability coming back into charge on the denial of the Group Relief surrender in question.

8.	Third party claims

8.1
If any Target Group Entity is (no later than seven years after Completion) entitled to recover from any other person (excluding any member of the Purchaser Group or (unless they have contractually agreed to indemnify the Target Group Entity in respect of the relevant liability) any current office holder/employee of any Target Group Entity) any sum in respect of a Tax Liability giving rise or which may give rise to a Tax Claim the Purchaser shall procure that the relevant Target Group Entity:

(a)	promptly notifies the Seller of its entitlement; and

(b)	takes such steps to enforce that recovery as the Seller may reasonably request in writing and keeps the Seller informed of the progress of any action taken, provided that:

(i)
the Seller agrees to pay to the Purchaser and the relevant Target Group Entity in cleared funds an amount equal to any reasonable out-of-pocket costs and expenses which are incurred by either the Purchaser and/or the relevant Target Group Entity in taking such action, which amount the Purchaser may request under paragraph 6.1 is paid once any such costs and expenses have actually been incurred. For the purpose of this paragraph 8.1(b), "incurred" means the earlier of the date on which payment has been made in respect of those costs and expenses or the date on which an invoice has been received in respect of those costs or expenses by either the Purchaser and/or the relevant Target Group Entity;

(ii)
neither the Purchaser nor the relevant Target Group Entity shall be obliged to take any step reasonably requested by the Seller which it reasonably considers would be materially prejudicial to the business, commercial or Tax affairs of any member of the Purchaser Group or any of the Target Group Entities (in which event the Purchaser shall seek alternative instructions from the Seller).

8.2
If the Seller has made a payment in respect of a Tax Claim and any Target Group Entity subsequently recovers any sum referred to in paragraph 8.1, the Purchaser shall promptly repay to the Seller an amount equal to the lesser of:

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(a)
the sum recovered (including any interest or repayment supplement) less any Tax on the sum and after deduction of any costs or expenses incurred by the Purchaser or the relevant Target Group Entity in recovering such sum (save to the extent of such costs or expenses having already been paid by the Seller under paragraph 8.1(b)(i)); and

(b)	the amount paid by the Seller in respect of the Tax Claim plus any costs and expenses which the Seller has met under paragraph 8.1(b).

9.	Over-provisions and corresponding benefit

9.1	If:

(a)
any provision for Tax in the Completion Statements (excluding any provision for deferred tax) proves to be an over-provision for reasons other than the availability of any Post-Completion Relief or a change in legislation or rates of Taxation or the published practice of a Tax Authority announced after Completion;

(b)
the amount by which any right to repayment of Tax (including any interest or repayment supplement) which has been treated as an asset in the Completion Statements proves to have been understated for reasons other than the availability of any Post-Completion Relief or a change in legislation or rates of Taxation or the published practice of a Tax Authority announced after Completion; or

(c)
a payment by the Seller in respect of a Tax Claim gives rise to a Relief (other than an Accounts Relief or Post-Completion Relief) for a Target Group Entity which would not otherwise have arisen, then, as and when (provided that this takes place within seven years after Completion) the liability of a Target Group Entity or the Purchaser to make an actual payment of or in respect of Tax for which the Seller would not have been liable under paragraph 2 is reduced by reason of that Relief (after first taking account of all other Reliefs available or made available to the relevant Target Group Entity or the Purchaser, including if relevant by way of surrender of Group Relief) the amount by which that liability is so reduced save to the extent that amount has already been taken into account under paragraph 8.2 shall be a "Corresponding Relief", then the Relevant Amount shall be dealt with in accordance with paragraph 9.2.

9.2	The Relevant Amount:

(a)	shall first be set off against any payment then due from the Seller in respect of any Tax Claim;

(b)
to the extent that there is an excess of the Relevant Amount after any application of it under paragraph 9.2(a), a refund shall (within five Business Days) be made to the Seller of any previous payment or payments made by the Seller in respect of any Tax Claim and not previously refunded under this paragraph (or otherwise) up to the amount of such excess; and

(c)
to the extent that the excess referred to in paragraph 9.2(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set-off against any future payment or payments which become due from the Seller in respect of any Tax Claim until exhausted.

9.3	If on or before the seventh anniversary of Completion the Purchaser or any Target Group Entity becomes aware of any circumstances which give rise or may give rise to the application of

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paragraph 9.1, the Purchaser shall or shall procure that the relevant Target Group Entity shall as soon as reasonably practicable give notice of the same to the Seller.

9.4
The Seller may (at its own cost) require the auditors for the time being of the relevant Target Group Entity before the seventh anniversary of Completion to certify the existence and quantum of any Relevant Amount and the date on which any Relief giving rise to a Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding on the parties.

9.5
If on or before the seventh anniversary of Completion the auditors for the time being of the Target Group Entities certify that an amount previously certified under paragraph 9.4 or this paragraph 9.5 should be amended (to correct the previous certification), that amended amount shall be substituted for the purposes of paragraph 9.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Seller or to the Seller.

10.	Effect of repayments
If any repayment is made to the Seller pursuant to paragraph 8.2 or 9.2, an amount equal to such repayment shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of calculating the liability of the Seller under paragraphs 1 and 3 of schedule 4 (Seller Limitations).

11.	Tax returns

11.1
Subject to and in accordance with the provisions of this paragraph 11, the Seller or its agent shall (at the expense of each relevant Target Group Entity provided such costs are consistent with the costs for previous periods and otherwise at the expense of the Seller):

(a)	prepare the Tax returns of each Target Group Entity for the Relevant Periods, to the extent that the same have not already been prepared and submitted before Completion;

(b)	prepare all documentation and deal with all other matters (including correspondence) relating to the Tax returns of each Target Group Entity for the Relevant Periods; and

(c)
deliver to the Purchaser for comment any Tax return and/or related documentation for the Relevant Periods at least 20 Business Days before the due date of submission to the relevant Tax Authority of such return or documentation.

11.2
Except with the Purchaser's written consent (such consent not to be unreasonably withheld), the Seller shall not be entitled to require that the Target Group Entities make any claim, disclaimer, surrender or election, or withdraw any such item, nor shall the Seller include any such items in any return or document prepared under paragraph 11.1, unless the making, giving or withdrawal of it either is taken into account in preparing the Completion Statements or is taken into account in the Accounts.

11.3	The Purchaser shall:

(a)
procure that each Target Group Entity causes the Tax returns and other documentation and matters mentioned in paragraphs 11.1(a) and 11.1(b), except to the extent that they are not true and accurate in all material respects, to be authorised, signed and submitted to the appropriate Tax Authority without amendment or with such amendments as the Purchaser reasonably considers to be necessary; and

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(b)
give, and procure that each Target Group Entity gives, the Seller or its agent all such assistance as may be reasonably required to prepare the Tax returns and documentation mentioned in paragraphs 11.1(a) and 11.1(b), and conduct matters relating to them in accordance with the Seller's rights under paragraph 11.1.

11.4
The Purchaser shall be under no obligation to procure the authorisation and/or signing of any Tax return or document delivered to it under paragraph 11.1 which is false or misleading, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Seller and their agents.

11.5
The Purchaser or its duly authorised agent shall prepare the Tax returns and related documentation of each Target Group Entity and deal with all other matters relating to those Tax returns for all accounting periods ending after Completion. In relation to the Straddle Period only, the Purchaser shall, or shall procure that each Target Group Entity shall:

(a)
deliver to the Seller for comment any Tax return and/or related documentation for the Straddle Period in a reasonable period of time before the intended date of submission to the relevant Tax Authority of such return or documentation and make such amendments to them as the Seller may reasonably require provided such comments relate to the part of the Straddle Period falling on or before Completion and are consistent with the provisions and principles adopted in the Completion Statements; and

(b)	give the Seller or its agent all such assistance as may be reasonably required to exercise their right to comment under paragraph 11.5(a).

11.6
The Seller shall provide to the Purchaser and the relevant Target Group Entity such reasonable access to relevant books, accounts and records in its possession or control as is necessary and reasonable to prepare, submit and agree any Tax returns or documents referred to in and in accordance with paragraph 11.5.

11.7	Paragraph 5 shall apply to any Tax Liability which gives rise or may give rise to a Tax Claim instead of this paragraph 11.

12.	Purchaser's covenant

12.1	The Purchaser covenants with the Seller to pay to the Seller (on an After-Tax Basis) an amount equal to any of the following:

(a)
any liability or increased liability to Tax of the Seller or any member of the Seller Group which arises as a result of any reduction or disallowance of Group Relief that would otherwise have been available to the Seller or any such member but only where and to the extent that such reduction or disallowance arises as a result of:

(i)
any voluntary total or partial withdrawal of a claim for Group Relief (save where required by law or occurring at the written request or direction of the Seller or any member of the Seller Group) by any Target Group Entity after Completion where such claim was validly submitted by a Target Group Entity to the relevant Tax Authority before Completion in respect of any accounting period ended before Completion; or

(ii)	any voluntary total or partial disclaimer (save where required by law or occurring at the written request or direction of the Seller or any member of the

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Seller Group) by any Target Group Entity after Completion of any tax depreciation previously validly claimed by any Target Group Entity in respect of any accounting period ended before Completion;

(b)
any liability or increased liability to Tax of the Seller or any member of the Seller Group arising as a result of any Target Group Entity failing after Completion to pay the whole of the Tax charged by any Assessment by the due date of that liability to Tax, save that this paragraph shall not apply in respect of any Tax for which the Seller is liable to make (but has not yet made) payment under a Tax Claim; and

(c)	the reasonable costs and expenses of the Seller or any member of the Seller Group in connection with any liability referred to or in taking any successful action under this paragraph 12.

12.2
For the purposes of this paragraph 12, any reference to a liability to Tax of the Seller or a member of the Seller Group includes any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

12.3	Paragraphs 5 and 6 shall apply to this paragraph 12 (with all necessary changes) as if:

(a)	references to the Seller were references to the Purchaser and vice versa; and

(b)	references to any Target Group Entity in the definition of Assessment were references to the Seller or any member of the Seller Group.

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Part 2:   Tax Warranties

1.	Tax compliance

1.1	In the last five years, each Target Group Entity has:

(a)
submitted all relevant Tax returns, notices, reports, computations, statements, assessments, registrations, certificates and information to the relevant Tax Authorities as required by applicable law and regulations by the requisite dates and all such returns and other documentation were and so far as the Seller is aware remain true, complete and accurate in all material respects;

(b)	duly paid all Tax which it has become liable to pay, whether or not a primary liability of such Target Group Entity, within the applicable time limits;

(c)
properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before Completion and has, to the extent required by law, properly accounted for and reported all such deductions and withholdings; and

(d)
maintained and has in its possession or under its control all records and documentation that it is required to maintain for the purposes of any Tax and to calculate its obligations in respect of Tax and so far as the Seller is aware all such records remain true, complete and materially accurate. In particular, without limitation, each Target Group Entity has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax (to the extent such calculation relates to matters occurring on or before the date of this agreement) or its entitlement to any deduction, relief or repayment of Tax and any claims or elections it has made relating to Tax in the last five years.

1.2
Tilda Limited is liable to pay corporation tax in instalments for the accounting period current at the date of this agreement and the Disclosed Information contains particulars of any instalments of corporation tax paid by Tilda Limited or apportioned to Tilda Limited under any group payment arrangement for the accounting period beginning immediately after the Accounts Date and the basis for calculating such instalments (including the basis upon which the total corporation tax liability for the accounting period was estimated).

1.3
No Target Group Entity has any subsisting material agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.

1.4
Each Target Group Entity has assessed the nature and extent of its exposure to, and has in place and applies a system of procedures that the Seller considers to be reasonable to identify and mitigate, the risk of those who act for or on its behalf, in the course of their activities relating to its business, engaging in activity to criminally facilitate tax evasion.

1.5	Each Target Group Entity and its officers and employees (past and present) in the course of their respective duties have in the last five years:-

(a)
complied in all material respects with all applicable laws and regulations of England and Wales and any other jurisdiction in which its business is carried on relating to the criminal facilitation of tax evasion; and

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(b)
so far as the Seller is aware, complied in all material respects with any relevant obligations imposed by law relating to the prevention of the criminal facilitation of tax evasion in its procedures relating thereto and in any contract with any third party.

1.6
All transactions in respect of which any clearance or consent was required to be obtained by any Target Group Entity from any Tax Authority in the last four years have been entered into by each Target Group Entity after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.7
Each Target Group Entity has duly made and submitted within the relevant time limits all claims, disclaimers and elections and given all notices and consents for the purposes of any Tax assumed to have been made, submitted or given for the purposes of the Accounts or the Tax returns referred to in paragraph 1.1(a). Any such claims, elections, disclaimers, returns or other documentation remain valid in all material respects.

1.8
No Target Group Entity is, and has not within the last five years been, liable to pay any material fine, interest, surcharge or penalty in relation to Tax, nor has it been involved in any dispute with, or the subject of a non-routine audit, visit, enquiry or investigation by, a Tax Authority and there are no facts in existence which so far as the Seller is aware are likely to cause it to become liable to pay any material fine, interest, surcharge or penalty relating to Tax nor to give rise to any such dispute or non-routine audit, visit, enquiry or investigation.

1.9
No Tax has in the last five years been or so far as the Seller is aware may be assessed on a Target Group Entity where the amount in question is the primary liability of another person, and where such assessment arises or arose by reason of the failure by the other person to satisfy the Tax liability.

2.	Residence

2.1	Each Target Group Entity is, and has since incorporation been, resident for Tax purposes only in the jurisdiction in which it is incorporated.

2.2
No Target Group Entity is liable to Tax other than in its country of residence, nor is acting nor has it in the last five years acted as the branch, agent, factor, or tax representative of any person resident outside its country of incorporation for Tax purposes and no such person carries on any trade or business through a Target Group Entity.

3.	Transfer taxes

3.1
Each document under the control of any Target Group Entity, or to the production of which any Target Group Entity is entitled, and on which it relies to prove title to any asset or to establish or defend any right, has been duly stamped and any stamp duty or other transfer or registration tax payable in respect thereof duly paid.

3.2	No relief from any transfer Tax previously granted to a Target Group Entity will be withdrawn as a result of the sale of any Target Group Entity pursuant to this agreement.

3.3	No Target Group Entity has:

(a)	entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or

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(b)
entered into a land transaction where, so far as the Seller is aware, there will be an obligation in the future on the part of a Target Group Entity to make a further land transaction return for stamp duty land tax purposes; or

(c)	applied to defer payment of stamp duty land tax under section 90 Finance Act 2003 to a date after Completion.

4.	VAT

4.1	Each Target Group Entity is validly registered for VAT in its jurisdiction of incorporation and no Target Group Entity is registered or required to be registered for VAT in any other jurisdiction.

4.2
In the last five years, each Target Group Entity has complied in all material respects with applicable laws and regulations relating to VAT and has made and obtained correct and up-to-date records and documentation for the purposes of such laws.

4.3	No Target Group Entity is or has in the last five years been a member of any group of companies for the purpose of VAT.

4.4	Each Target Group Entity is entitled to full credit for all input tax charged to it.

4.5
No Target Group Entity has made or is otherwise bound by a real estate election (within the meaning of paragraph 21 Schedule 10 VATA) and no option to tax has been made by any Target Group Entity or by any relevant associate of any Target Group Entity (for the purposes of paragraph 3 of Schedule 10 VATA) in respect of any of the Properties.

5.	Effect of this agreement

5.1
Neither the sale of the Shares pursuant to this agreement, nor the entry into of this agreement nor Completion, will give rise to any liability of any Target Group Entity to account for Tax (whether as a result of any de-grouping charge, any claw-back or withdrawal of any claim for a Relief or otherwise).

5.2
No Target Group Entity has any outstanding obligation, nor so far as the Seller is aware will become liable, to make any payment to another company in respect of any amounts surrendered, or agreed to be surrendered, by way of Group Relief (other than a payment due to another Target Group Entity) where the surrender relates (or will relate) to any period on or before Completion.

6.	Employee Tax

6.1
No employee or director or former employee or director of any Target Group Entity or any person associated with any of them holds or held any shares or securities or options over or interests in any shares or securities of any Target Group Entity in relation to which a Target Group Entity could be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system, or account for any similar taxes or social security contributions in any other jurisdiction.

6.2
No employee or director (current or former) of a Target Group Entity holds any employment related securities (as defined in section 421B(8) ITEPA) or any securities option (as defined in section 420 ITEPA) which will or so far as the Seller is aware might in future give rise to any liability of the Target Group Entity to account for income tax by virtue of the person being treated as having employment income under any of the provisions of Part 7 ITEPA.

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6.3
Each Target Group Entity has in the last four years complied with all relevant reporting obligations contained in Part 7 of ITEPA and the Schedules referred to in that Part, and any similar or equivalent reporting obligations in any other relevant jurisdiction.

6.4
No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any current or former employee or director (or any associate of such current or former employee or director) of any Target Group Entity (in that capacity) by an employee benefit trust or another third party, pursuant to a "relevant arrangement" falling within the provisions of Part 7A ITEPA in relation to which the trust or third party is bound to take a "relevant step" for the purposes of that Part 7A in circumstances that will give rise to a liability to account for national insurance contributions or income tax under the PAYE system for a Target Group Entity.

6.5	There are no employee benefit trusts in place which were established for the benefit of the employees of any Target Group Entity.

6.6
Tilda Hain India Private Limited has in the last five years complied with all its obligations in respect of employment taxes and social security contributions (including but not limited to amounts payable pursuant to the Employees' Provident Funds & Miscellaneous Provisions Act, 1952 of India or the Employees' State Insurance Act, 1948 of India) and all related reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided to or for the benefit of any employees or directors (including former employees and directors) of that company. There is and has in the last five years been no dispute with any Tax Authority in respect of the same, no such dispute has been threatened and so far as the Seller is aware no such dispute is likely to arise.

7.	Base costs, etc.

7.1
In the last five years, no claims or elections have been made by any Target Group Entity under Chapter 7 of Part 8 of CTA 2009 or section 827 of CTA 2009 (or any similar or equivalent provisions in another jurisdiction) in respect of any intangible fixed asset of any Target Group Entity.

7.2	In the last five years, there has been no transaction to which any of the following provisions applies or has applied in respect of any asset held by any Target Group Entity:

(a)	section 23 of TCGA 1992 (compensation and insurance monies);

(b)	section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);

(c)	section 139 of TCGA 1992 (transfers of assets on reconstructions and amalgamations);

(d)	section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);

(e)	section 165 of TCGA 1992 (gifts of business assets); or

(f)	section 171-171(c) and 173 of TCGA 1992 (intra-group transfers).

7.3	In the last five years, no Target Group Entity has made any election under section 792 of CTA 2009 nor any claim under section 179ZA of TCGA 1992.

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8.	Intangible Assets

8.1
All debits and credits in respect of Tilda Limited's intangible fixed assets are brought into account by each Tilda Limited as debits or credits (as the case may be) for the purpose of Part 8 to the CTA 2009 at the time and to the extent that such debits and credits are recognised in the statutory accounts of Tilda Limited.

9.	Loan Relationships and Derivative Contracts

9.1
All debits and credits in respect of Tilda Limited's loan relationships or derivative contracts are brought into account by Tilda Limited as debits or credits for the purposes of Part 5 CTA 2009 (Loan Relationships) or Part 7 CTA 2009 (Derivative Contracts) (as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of Tilda Limited.

9.2
The carrying value of any loan relationship or derivative contract in the statutory accounts of Tilda Limited is equal to the face value of the debt or the amount or value of the consideration given for the acquisition of the rights under that loan relationship or contract.

10.	Inheritance Tax

10.1
Neither the assets nor the shares of any Target Group Entity are or so far as the Seller is aware may be subject to any charge by virtue of section 237 Inheritance Tax Act 1984, no person has or so far as the Seller is aware may have the power under section 212 Inheritance Tax Act 1984 to raise inheritance tax by sale or mortgage of, or a terminable charge on, any Target Group Entity's assets or shares and no Target Group Entity has in the last five years made any transfer of value to which Part IV Inheritance Tax Act 1984 has applied.

11.	Anti-avoidance and Transfer Pricing

11.1
No Target Group Entity has in the last five years carried out or been party to any transaction where the sole or main purpose or one of the main purposes of the transaction was the avoidance of a liability of a Target Group Entity to Tax, whether as part of a scheme, arrangement, series of transactions or otherwise.

11.2
No Target Group Entity has in the last five years been party to any transaction in respect of which disclosure has been made or is required by or in respect of the Target Group Entity pursuant to Part 7 Finance Act 2004 or Schedule 11A VATA or equivalent or similar legislation in any other jurisdiction.

11.3
No Target Group Entity has in the last five years entered into any tax arrangements in relation to which the relevant Target Group Entity was advised that there was a material risk that such arrangements would be considered by a Tax Authority to be abusive for the purposes of the General Anti-Abuse Rule (GAAR) in Part 5 of the Finance Act 2013 or any similar or equivalent legislation of any other jurisdiction.

11.4
In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which each Target Group Entity has entered in the last five years with a party with which it was connected, the relevant Target Group Entity has entered into such transaction or arrangement on arm's length terms and has contemporaneous documentary evidence of the process used to establish that arm's length terms applied.

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12.	Events since Accounts Date

12.1	Since the Accounts Date:

(a)
no Target Group Entity has been involved in any transaction outside the ordinary and normal course of business which has given or could give rise to a Tax Liability or would have given rise to such a liability but for the availability of any Relief;

(b)
no Target Group Entity has entered into any transaction which will or so far as the Seller is aware may (disregarding any statutory right to make any election or claim any allowance or relief other than one allowable under Section 38 TCGA) give rise to a liability to corporation tax on chargeable gains;

(c)
nothing has occurred as a result of which any Target Group Entity could be required to bring a disposal value into account or suffer a balancing charge, or withdrawal of first year allowances or a recovery of excess relief for the purpose of capital allowances; and

(d)
no Target Group Entity has disposed of or otherwise realised any intangible fixed assets for the purposes of Part 8 CTA 2009 nor been involved in any transaction or arrangement whereby it would be treated as having done so.

13.	Other Taxes
No Target Group Entity is registered or required to register for insurance premium tax, landfill tax, climate change levy or aggregates levy.

14.	Indian Tax
Each of the Seller and Hain Frozen Foods UK Limited:

14.1	does not have a permanent establishment in India;

14.2	is not liable to pay income tax in India;

14.3	is not liable to file any tax return in India and has therefore not sought any requisite tax registration in India;

14.4
has not received any letter, intimation, notice or order from the Indian income-tax authorities requiring it to file any tax return or disclosures with respect to its transactions undertaken in the past with any Indian party or be subjected to any assessment, audit, investigation, etc. for any financial year and no income-tax proceedings has ever been initiated on the Seller in India; and

14.5
has no pending or outstanding proceedings or tax claim in India and the transfer of shares of Tilda Hain India Pvt Ltd is done without knowledge of any such proceedings which can give rise to a tax claim for it in India.

15.	Miscellaneous
Brand Associates Limited, being located and incorporated outside of India, owns IP outside India and has registered its IP in various countries, including India. It does not have any capital asset including IP situated in India and the majority of the registered IP owned by Brand Associates Limited is used for selling products outside of India, and therefore the majority of value derived by Brand Associates Limited is from the IP owned and exploited outside India.

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SCHEDULE 4:    SELLER LIMITATIONS

1.	Aggregate liability

1.1
The maximum aggregate liability of the Seller in respect of all Title Claims and all other Claims under this agreement to the extent not subject to paragraphs 1.2 and 1.3 (including interest and costs) shall not exceed an amount equal to 100% per cent of the Consideration.

1.2
The aggregate liability of the Seller in respect of all Warranty Claims, Indemnity Claims and Tax Covenant Claims (in each case including interest and costs) shall not exceed 15% per cent of the Consideration.

1.3	The maximum aggregate liability of the Seller (excluding interest and costs) in respect of the General Warranty in paragraph 22.7 of schedule 2 shall be £500,000.

2.	Small Claims
The Seller shall have no liability for any Warranty Claim in respect of any Small Claim.

3.	Claims threshold

3.1
Subject to paragraph 3.2, the Seller shall not be liable for any Warranty Claim unless and until the aggregate liability of the Seller in respect of all Warranty Claims (calculated after applying the other provisions of this schedule and part 1 of schedule 3) other than Small Claims exceeds $3,000,000 (excluding interest and costs), in which case the Seller shall (subject to paragraph 1) be liable for all such claims and not just the excess.

3.2
The claims threshold set out in paragraph 3.1 shall not apply to the General Warranties in paragraphs 22.7 and 27.3 (as it applies to ongoing compliance by Tilda International DMCC with the terms of its trade licenses) of schedule 2, and any General Warranty Claims arising as a result of the breach of such General Warranties, and any such claims shall not count as Warranty Claims for the purposes of paragraph 3.1.

4.	Tax limitations
The provisions of paragraph 4 of part 1 of schedule 3 shall apply to any Tax Claims. Where there is any inconsistency between the provisions of part 1 of schedule 3 and any other provision of this agreement, the provisions of part 1 of schedule 3 shall prevail.

5.	Notice of Non‑Tax Claims

5.1
The Purchaser shall give notice to the Seller of any Non-Tax Claim setting out reasonable details of the Non-Tax Claim (including the grounds on which it is based and the Purchaser's good faith estimate of the amount of the Non-Tax Claim (detailing the Purchaser's calculation of the loss, liability or damage alleged to have been suffered or incurred)), provided always that compliance with the requirements of this paragraph shall not be a pre-condition to any liability of the Seller.

5.2
The Seller shall not be liable for any Non‑Tax Claim unless the Purchaser has given notice of such Claim to the Seller as soon as reasonably practicable after the Purchaser Group becomes aware that the Purchaser has or is likely to have such Non-Tax Claim, and in any event on or before:

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(a)	in the case of any General Warranty Claim, the expiry of 18 months from Completion; and

(b)	in the case of any Title Claim, the fourth anniversary of Completion.

5.3
The Seller shall not be liable for any Claim (other than an Indemnity Claim or a Claim which has been previously satisfied or settled) unless legal proceedings in respect of such Claim have been commenced by being both properly issued and validly served on the Seller within six months of the date the Seller was first notified of the matter or thing giving rise to such Claim and no new Claim may be made in respect of the matter or thing giving rise to such Claim, provided that where such Claim arises out of a liability which, at the time it is notified to the Seller, is contingent only or otherwise not capable of being quantified, the time limit in this paragraph 5.3 shall be extended to 6 months from such liability ceasing to be contingent or otherwise not capable of being quantified.

6.	Purchaser's knowledge
The Seller shall not be liable for any Claim (other than an Indemnity Claim or a Tax Covenant Claim) if, but only to the extent that, the Purchaser had knowledge of any matter or thing which it knew would or would be reasonably likely to give rise to an actionable Claim at the date of this agreement. For the purposes of this paragraph 6, the Purchaser shall be deemed to have knowledge of any matter or thing which, as at the date of this agreement, is actually known to the directors of the Purchaser and [Redacted], each such person being deemed to have made reasonable enquiries in respect of the subject matter of such matter or thing.

7.	Disclosure and information
The Seller shall not be liable for any Claim (other than an Indemnity Claim or a Tax Covenant Claim or a General Warranty Claim in respect of the General Warranty in paragraph 22.7 of schedule 2) if, but only to the extent that, the matter or thing giving rise to such Claim has been Fairly Disclosed.

8.	Management Accounts, Pro Forma Accounts and Completion Statements
The Seller shall not be liable for any Non-Tax Claim if, but only to the extent that, specific provision, reserve or allowance has been made in the Management Accounts, Pro Forma Accounts or the Completion Statements in respect of the matter or thing giving rise to such Non-Tax Claim, or such matter or thing is specifically referred to in the notes to the Management Accounts, Pro Forma Accounts or the Completion Statements and only up to the amount of such provision, reserve or allowance.

9.	Other exclusions and limitations

9.1
The Seller shall not be liable in respect of any Non-Tax Claim if, but only to the extent that, such Non‑Tax Claim arises from or is otherwise attributable to, or the amount of such Non-Tax Claim is increased as a result of:

(a)	the failure by the Purchaser to comply with the provisions of this schedule;

(b)
any change in legislation or law, administrative or regulatory practice or in the generally accepted interpretation or application of any legislation or law, in each case occurring after the date of this agreement;

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(c)	Completion or any other act, omission, transaction or arrangement contemplated by any of the Acquisition Documents;

(d)
any voluntary act, transaction or omission of the Purchaser at any time, or any Target Group Entity after Completion, which is outside the ordinary course of its business as conducted at Completion, save where pursuant to a legally binding commitment entered into on or before Completion by any Target Group Entity;

(e)	any act, omission, transaction or arrangement carried out by a Target Group Entity before or on Completion at the written request, or with the prior written consent, of the Purchaser; or

(f)	any lost profit, goodwill or business, whether actual or prospective, or any indirect or consequential loss.

9.2
The Seller shall not be liable in respect of any Non-Tax Claim if, but only to the extent that, the matter or thing giving rise to such Non-Tax Claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any Target Group Entity.

10.	No double recovery
Any payment made by or on behalf of the Seller in respect of any Claim shall satisfy and discharge any other Claim which is capable of being made against the Seller in respect of the same matter or thing, but only to the extent of the payment made.

11.	Calculation of liability
In calculating the liability of the Seller in relation to any Non‑Tax Claim, there shall be taken into account any benefit accruing to the Purchaser Group as a result of the matter or thing giving rise to the Non‑Tax Claim (including the amount of any reduction in, or relief from, Tax).

12.	Right to remedy
The Seller shall not be liable in respect of any Non‑Tax Claim if, but only to the extent that, the matter or thing giving rise to such Non‑Tax Claim is capable of remedy and is remedied (to the satisfaction of the Purchaser (acting reasonably) and without cost to the Purchaser or any Target Group Entity) within 60 days of the date on which notice of such Non-Tax Claim is given to the Seller. The Purchaser shall procure that the Seller is given the opportunity within that 60 day period to remedy the relevant matter or thing and shall provide, and shall procure that each Target Group Entity provides, all reasonable assistance to the Seller to remedy the relevant matter or thing.

13.	Claims handling: information and access

13.1	The Purchaser shall, as soon as reasonably practicable, give notice to the Seller containing reasonable details of any matter or thing of which the Purchaser Group becomes aware that indicates that:

(a)	the Purchaser has or is likely to have a Non-Tax Claim;

(b)	any Defendant Claim has been, will or is likely to be made; or

(c)	any Recovery Claim exists or is likely to exist.

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13.2	The Purchaser shall, and shall procure that the Purchaser Group shall:

(a)	keep the Seller informed, as soon as reasonably practicable, of all material developments in relation to any matter or thing required to be notified pursuant to paragraph 5.2 or 13.1;

(b)
preserve all documents, records, correspondence, accounts and other information whatsoever (in whatever form held) which it considers (acting reasonably) to be relevant to any actual or potential Non‑Tax Claim, Defendant Claim or Recovery Claim ("Retained Information");

(c)	during normal business hours and on reasonable notice, and as the Seller may reasonably require:

(i)
allow the Seller and its Representatives (upon prior entry into a non disclosure agreement in a form reasonably required by the Purchaser that is consistent and no more onerous than the provisions of clause 9 of this agreement) to have access to the Retained Information, its premises and assets, and to take copies (at the Seller's own expense) of the Retained Information or any part of it and photographs of any premises or assets; and

(ii)
make available to the Seller and its Representatives (upon prior entry into a non disclosure agreement in a form reasonably required by the Purchaser that is consistent and no more onerous than the provisions of clause 9 of this agreement) such of its personnel who are in possession of the Retained Information or any part of it (such personnel to be available at the premises at which the relevant individual is employed and to attend legal proceedings if reasonably required).

14.	Defendant Claims
Subject to such Defendant Claim not constituting a Small Claim and the claims threshold in paragraph 3.1 of this schedule 4 being exceeded (in respect of any Claim other than a Warranty Claim under General Warranty 22.7), the Purchaser shall, and shall procure that the Purchaser Group shall:

14.1
consult with the Seller and take all such actions as the Seller may reasonably request in writing to assess, defend, mitigate, settle or compromise the relevant Defendant Claim or to appeal against any judgment or other adjudication made in relation to the relevant Defendant Claim (including using professional advisers nominated by the Seller);

14.2	otherwise take all reasonable steps to minimise its liability in relation to the relevant Defendant Claim; and

14.3	not admit liability in relation to, nor cease to defend, settle or compromise, the relevant Defendant Claim without the prior written consent of the Seller, not to be unreasonably withheld or delayed, provided always that no member of the Purchaser Group shall be required to undertake any action that it reasonably believes materially harms or is likely to materially harm the business of any member of the Purchaser Group, whether in respect of any relationship with any customer or supplier, its reputation or otherwise.

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15.	Recovery Claims

15.1	The Purchaser shall, and shall procure that the Purchaser Group shall:

(a)
consult with the Seller and take all such actions as the Seller may reasonably request in writing to pursue the relevant Recovery Claim (including the institution of any legal action or proceedings and any appeal against any judgment or other adjudication made in relation to them);

(b)	otherwise take all reasonable steps to maximise any recovery in relation to the relevant Recovery Claim; and

(c)	not withdraw, settle or compromise the relevant Recovery Claim without the prior written consent of the Seller, not to be unreasonably withheld or delayed, provided always that no member of the Purchaser Group shall be required to undertake any action that it reasonably believes materially harms or is likely to materially harm the business of any member of the Purchaser Group, whether in respect of any relationship with any customer or supplier, its reputation or otherwise. If the Purchaser Group recovers any sum pursuant to a Recovery Claim after any corresponding Non‑Tax Claim has been agreed or finally determined but before the Seller makes a payment in respect of it, then the amount payable by the Seller shall be reduced by an amount equal to the sum recovered (less all reasonable out‑of‑pocket costs and expenses incurred by the Purchaser Group in obtaining such recovery and any tax incurred by the Purchaser Group in respect of the sum recovered) ("Recovery Sum").

15.2
If the Seller has made a payment in respect of a Non‑Tax Claim ("Claim Payment") and the Purchaser Group subsequently recovers from a third party any sum in respect of any corresponding Recovery Claim, the Purchaser shall repay promptly to the Seller an amount equal to the lesser of (a) the Recovery Sum; and (b) the amount of the Claim Payment.

15.3
If any repayment is made to the Seller pursuant to paragraph 15.2, an amount equal to such repayment shall be deemed never to have been paid by the Seller for the purposes of calculating the liability of the Seller under paragraph 3.

16.	Mitigation

16.1
Nothing in the Acquisition Documents shall, or shall be deemed to, affect the Purchaser's general legal obligation to take reasonable steps to mitigate any loss, liability or damage which it may suffer or incur.

17.	Claim to be reduction of Consideration
Any payment made by or on behalf of the Seller in respect of any Non‑Tax Claim shall if, but only to the extent, legally possible, be deemed to reduce the Consideration received by the Seller.

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SCHEDULE 5:   COMPLETION OBLIGATIONS
Part 1:   Seller's obligations on Completion

1.	Documents, etc to be delivered
The Seller shall deliver or procure to be delivered to the Purchaser:
Seller authorities

1.1
a copy of the minutes of a meeting of the board of directors of the Seller in the Agreed Form (authorising the execution of any Acquisition Document to which the Seller is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on the Seller's behalf);

Shares

1.2
executed and stamped (in respect of Target Group Entities located outside the United Kingdom and Isle of Man) transfer forms in respect of the Shares in favour of the Purchaser (or such other member of the Purchaser Group as the Purchaser shall nominate);

1.3	the share certificates for the Shares;

1.4
an executed power of attorney in the Agreed Form from the Seller in favour of the Purchaser (or such other member of the Purchaser Group as the Purchaser shall nominate) to enable the Purchaser (or such other member of the Purchaser Group as the Purchaser shall nominate) to exercise all rights attaching to the Shares until the Purchaser (or such other member of the Purchaser Group as the Purchaser shall nominate) becomes the registered holder of them;

Records

1.5	the statutory registers and share certificate books of each Target Group Entity (excluding Brand Associates Limited);
Officers

1.6	the written resignations in the Agreed Form of all directors and the secretaries (excluding Bob Bailie and Umesh Parmar) of each Target Group Entity;
Other documents

1.7	the Transitional Services Agreement executed by the Seller;

1.8	the Disclosure Letter;

1.9	a copy of the duly executed resolution of the shareholder of Tilda Limited amending the articles of association of Tilda Limited;

1.10	the following documents (in a form reasonably acceptable to the Purchaser) evidencing ownership of Tilda Hain India Private Limited:

(a)	stamped share certificates;

(b)	copy current register of members of Tilda Hain India Private Limited;

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(c)	copy board meeting minutes approving the transfers of shares to the current owners;

(d)	copy share transfer forms in relation to the transfers of shares to the current owners; and

1.11	complete details allowing access to Tilda International DMCC's online DMCC portal;

2.	Board meetings of the Target Group Entities
The Seller shall procure that a meeting of the board of directors of each Target Group Entity is held at which:

2.1
in relation to the Target Entities only, the transfers of the relevant Shares are approved for registration (subject only to being duly stamped (if applicable) and the endorsement of the name of the Purchaser (or such other member of the Purchaser Group as the Purchaser shall nominate) on the relevant share certificates, where applicable);

2.2	the resignations referred to in paragraph 1.6 are accepted with effect from the end of the meeting;

2.3	such persons as the Purchaser nominates are appointed as directors and the secretary (if applicable) with effect from the end of the meeting; and

2.4
necessary authorisations are granted for updating the register of members of the relevant Target Entity for entering the name of the Purchaser (or such other member of the Purchaser Group as the Purchaser shall nominate) as the registered holder of the Shares, and updating the relevant registers to reflect the resignations and appointments referred to in paragraph 2.2 and 2.3.

Part 2:   Purchaser's obligations on Completion

1.	Documents, etc to be delivered

1.1	The Purchaser shall deliver to the Seller:

(a)	an acknowledgement of the Disclosure Letter; and

(b)	the Transitional Services Agreement executed by the Purchaser.

2.	Payment on account of Consideration
The Purchaser shall pay the Completion Payment in accordance with clause 3.

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SCHEDULE 6:   COMPLETION STATEMENTS
Part 1:   General

1.	Contents
The Completion Statements shall comprise a statement of the Cash, Debt and Working Capital as at the Effective Time.

2.	Bases of preparation
The Completion Statements shall be prepared in accordance with the following:

2.1	the specific accounting policies, principles, categorisations, estimation techniques, measurement bases, practices, procedures and rules set out in part 3;

2.2
if, but only to the extent, not covered by paragraph 2.1, applying the same accounting policies, principles, estimation techniques, measurement bases, practices and procedures and categorisations used by the Target Group Entities in the preparation of the Pro-forma Net Assets as there applied, including in relation to the exercise of accounting discretion and judgement; and

2.3	if, but only to the extent, not covered by paragraphs 2.1 or 2.2, in accordance with IFRS.

3.	Stock take
The Seller and the Purchaser shall procure that:

3.1
a physical stock take to verify the amount of the stock and work in progress of the Target Group Entities as at close of business on the Completion Date is carried out jointly by representatives of the Seller and the Purchaser in accordance with the procedures set out in part 4;

3.2	such stock take shall:

(a)	be concluded as soon as reasonably practicable and in any event not later than three Business Days after the Completion Date; and

(b)	prioritise locations by volume of stock (in descending order); and

3.3
an inventory of such stock‑take ("Inventory") is produced and initialled by a representative of both the Seller and the Purchaser to confirm their agreement to it and to reconcile any variances in the volume of stock within five Business Days of Completion. If no such agreement is reached within five Business Days of Completion, either the Seller or the Purchaser may refer the items of stock and work in progress in dispute for determination by an Expert in accordance with part 2.

4.	Submission of Draft Completion Statements
The Purchaser shall procure the preparation and submission to the Seller of a draft of the Completion Statements ("Draft Completion Statements") within 45 Business Days of Completion.

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5.	Agreement or determination of Draft Completion Statements

5.1
Within 30 Business Days of receipt of the Draft Completion Statements ("Response Period"), the Seller may give notice to the Purchaser disputing the Draft Completion Statements ("Dispute Notice"), stating:

(a)	the item or items in dispute ("Disputed Items");

(b)	the reasons for such dispute; and

(c)	details of their proposed adjustments to the Draft Completion Statements.

5.2	If:

(a)	the Seller gives notice to the Purchaser agreeing the Draft Completion Statements; or

(b)	the Seller does not give a Dispute Notice within the Response Period, then the Draft Completion Statements shall constitute the agreed Completion Statements.

5.3	If a Dispute Notice is given within the Response Period:

(a)	except for the Disputed Items, the Seller and the Purchaser shall be deemed to have agreed all other items in the Draft Completion Statements;

(b)
the Purchaser and the Seller shall endeavour to agree the Draft Completion Statements in good faith and, failing such agreement in writing within 10 Business Days of receipt of the Dispute Notice (or such later date as may be agreed in writing between the Purchaser and the Seller), any item or items which are in dispute shall be referred for determination by an Expert in accordance with the provisions of part 2 on the written request of either the Purchaser or the Seller; and

(c)
the Draft Completion Statements adjusted, where applicable, to reflect any modifications agreed in writing between the Purchaser and the Seller and any Expert's determination pursuant to part 2, shall constitute the Completion Statements.

5.4	The Completion Statements as constituted pursuant to paragraph 5.2 or 5.3(c) shall be final and binding on the parties for the purposes of this agreement.

6.	Records, etc.

6.1
The Purchaser shall procure that each Target Group Entity provides to the Seller and its representatives reasonable access (along with the ability to take copies of relevant documents and records) during normal business hours to:

(a)	its accounting records to facilitate the review and agreement or other determination of the Completion Statements; and

(b)	relevant personnel to obtain all relevant facts and information within their knowledge, to facilitate the review and agreement or other determination of the Completion Statements.

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6.2
The Seller shall procure that each relevant member of the Seller Group provides to the Purchaser and its representatives reasonable access (along with the ability to take copies of relevant documents and records) during normal business hours to:

(a)
its accounting records (to the extent that they contain material relevant information relating to the Business or the Stock), if required in connection with the preparation and agreement or other determination of the Completion Statements; and

(b)	its personnel (to the extent that such personnel have material relevant knowledge concerning the Business or the Stock) to obtain all relevant facts and information within their knowledge, to facilitate the preparation and agreement or other determination of the Completion Statements.

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Part 2:   Expert determination

1.	Appointment of Expert

1.1
An "Expert" is an individual with suitable experience in dealing with such types of dispute at a firm of internationally recognised chartered accountants in England (who and which are independent of the parties):

(a)	agreed by the Purchaser and the Seller in writing; or

(b)
in default of agreement within 10 Business Days of the date of either the Purchaser or the Seller serving on the other details of its suggested Expert or Experts, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either the Purchaser or the Seller.

1.2
Any firm proposed or nominated to provide an Expert shall be required to declare in writing any current and past associations of such firm and its proposed Expert with any party or (if applicable) its group before appointment to establish their independence.

1.3	The Expert shall be jointly appointed by the Purchaser and the Seller and shall act as an expert and not as an arbitrator.

1.4	Each of the Purchaser and the Seller agrees to:

(a)
Use its reasonable endeavours to appoint the Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert within 10 Business Days of the Expert's selection or nomination;

(b)
not unreasonably (having regard to the provisions of this part 2) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on his liability at a level consistent with market practice at the relevant time) or the other; and

(c)	instruct the Expert to deliver his determination within 20 Business Days of his appointment.

2.	Procedure

2.1
Within 15 Business Days of his appointment, the Purchaser and the Seller shall each provide the Expert with a written statement detailing the disputed item or items, in relation to each item and the adjustments (if any) it proposes to the Draft Completion Statements, together with copies of any supporting documents. The Expert shall afford the Purchaser and the Seller the opportunity within reasonable time limits to make written representations to him on the written statement and representations of the other.

2.2
The Purchaser and the Seller shall each provide (or, if, but only to the extent, it is reasonably able, procure that others provide) the Expert with such other documents, information and assistance (including the right to inspect such documents, records and materials held by it or under its control) as the Expert reasonably requires for the purpose of making his determination. For the avoidance of doubt, neither the Purchaser nor the Seller shall be obliged to provide the Expert with auditors' working papers or any information or documents prepared by its advisers with a view to assessing the merits of any argument on any item in dispute.

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2.3	The Purchaser and the Seller shall supply the other with a copy of anything provided by it or on its behalf to the Expert pursuant to this part 2 at the same time as it is provided to the Expert.

3.	Determination of Expert

3.1	The Expert shall:

(a)	conduct and deliver his determination in the English language;

(b)	be entitled to obtain such independent legal or other professional advice as he may reasonably require in making his determination;

(c)	if, but only to the extent, not provided for in or inconsistent with this part 2, determine the procedure to be followed in making his determination;

(d)
determine on the basis of all information, documents and materials before him what adjustments (if any) are in his opinion necessary to the amounts shown by the Draft Completion Statements in respect of each of the disputed items referred to him in order to comply with the provisions of this agreement; and

(e)	notify the Purchaser and the Seller of his determination in writing (without reasons) as soon as practicable.

3.2	The Expert's determination shall be final and binding on the parties except when there is fraud or manifest error.

3.3
The Expert's fees and expenses (including the costs of his nomination and any fees and expenses of any professional advisers appointed by him) shall be borne as determined by the Expert (having regard to the merits of the parties' submissions), failing which, borne equally by the Purchaser and the Seller.

4.	Substitute or replacement Expert
If the Expert dies or becomes unwilling to act or incapable of acting, then the Purchaser and the Seller shall:

4.1	accept any substitute Expert reasonably nominated by the firm engaged by them following a written request to such firm to do so from either the Purchaser or the Seller; or

4.2
if no substitute is nominated within 10 Business Days of such request, promptly discharge the original Expert and appoint a replacement expeditiously, and this part 2 shall apply to the replacement Expert as if he were the first Expert appointed.

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Part 3:   Pro formas
Example Pro forma statement of Cash, Debt and Working Capital
[Omitted]

82

[Omitted]

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Part 4   Toledo Specific Accounting Policies
[Omitted]

84

[Omitted]

85

[Omitted]

86

[Omitted]

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SCHEDULE 7:    KEY CUSTOMERS AND SUPPLIERS
[Omitted]

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Signed for and on behalf of THE HAIN CELESTIAL GROUP, INC. by:	))	Signature	/s/ Mark Schiller

		Name (block capitals)	MARK SCHILLER
Director/authorised signatory

[TOLEDO - SPA - SIGNATURE PAGE]

Signed for and on behalf of EBRO FOODS S.A. by:	))	Signature	/s/ Pablo Albendea Solis

		Name (block capitals)	PABLO ALBENDEA SOLIS
Director/authorised signatory

[TOLEDO - SPA - SIGNATURE PAGE]